Exhibit 10.1

CREDIT AGREEMENT
Dated as of ____________, 2005
among
DCP MIDSTREAM OPERATING, LP
as the Borrower,
DCP MIDSTREAM PARTNERS, LP
and its subsidiaries
as Guarantors,
THE LENDERS PARTY HERETO
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

SUNTRUST BANK,
as Syndication Agent,
and
WACHOVIA CAPITAL MARKETS, LLC
and
SUNTRUST CAPITAL MARKETS, INC.,
as Co-Lead Arrangers and Joint Book Runners

TABLE OF CONTENTS

SECTION 1. DEFINITIONS AND ACCOUNTING TERMS		1
1.1	Definitions	1
1.2	Computation of Time Periods	17
1.3	Accounting Terms	18
1.4	Time	18

SECTION 2. LOANS		18
2.1	Revolving and Term Loan Commitments	18
2.2	Letters of Credit	18
2.3	Method of Borrowing for Revolving Loans and Term Loans	23
2.4	Funding of Revolving Loans and Term Loans	23
2.5	Continuations and Conversions	23
2.6	Minimum Amounts	24
2.7	Reductions of Revolving Committed Amount	24
2.8	Swingline Loans	24
2.9	Notes	26
2.10	Increases in Revolving Committed Amount	26

SECTION 3. PAYMENTS		27
3.1	Interest	27
3.2	Prepayments	27
3.3	Payment of Loans in full at Maturity	28
3.4	Fees	28
3.5	Place and Manner of Payments	29
3.6	Pro Rata Treatment	30
3.7	Computations of Interest and Fees	30
3.8	Sharing of Payments	31
3.9	Evidence of Debt	31

SECTION 4. ADDITIONAL PROVISIONS		32
4.1	Eurodollar Loan Provisions	32
4.2	Capital Adequacy	34
4.3	Compensation	34
4.4	Taxes	35
4.5	Replacement of Lenders	37

SECTION 5. CONDITIONS PRECEDENT		37
5.1	Closing Conditions	37
5.2	Conditions to Loans and Issuances of Letters of Credit	40

SECTION 6. REPRESENTATIONS AND WARRANTIES		40
6.1	Organization and Good Standing	40
6.2	Due Authorization	41
6.3	No Conflicts	41
6.4	Consents	41
6.5	Enforceable Obligations	41
6.6	Financial Condition/Material Adverse Effect	41
6.7	Taxes	41

i

6.8	Compliance with Law	42
6.9	Use of Proceeds; Margin Stock	42
6.10	Government Regulation	42
6.11	Solvency	42
6.12	Environmental Matters	42
6.13	Subsidiaries	42
6.14	Litigation	43
6.15	Collateral	43
6.16	Material Contracts	43
6.17	Anti-Terrorism Laws	43
6.18	Compliance with OFAC Rules and Regulations	43
6.19	Compliance with FCPA	43

SECTION 7. AFFIRMATIVE COVENANTS		44
7.1	Information Covenants	44
7.2	Preservation of Existence and Franchises	46
7.3	Books and Records	46
7.4	Compliance with Law	46
7.5	Payment of Taxes and Other Indebtedness	46
7.6	Maintenance of Property; Insurance	47
7.7	Use of Proceeds	47
7.8	Audits/Inspections	47
7.9	Maintenance of Ownership	47
7.10	Financial Covenants	48
7.11	Material Contracts	48
7.12	Additional Guarantors	48
7.12	Cash Collateral	49

SECTION 8. NEGATIVE COVENANTS		50
8.1	Nature of Business	51
8.2.	Liens	51
8.3	Consolidation and Merger	52
8.4	Dispositions	53
8.5	Transactions with Affiliates	53
8.6	Indebtedness	54
8.7	Investments	54
8.8	Restricted Payments	55

SECTION 9. EVENTS OF DEFAULT		56
9.1	Events of Default	56
9.2	Acceleration; Remedies	58
9.3	Allocation of Payments After Event of Default	59

SECTION 10. AGENCY PROVISIONS		60
10.1	Appointment	60
10.2	Delegation of Duties	60
10.3	Exculpatory Provisions	60
10.4	Reliance on Communications	61
10.5	Notice of Default	61
10.6	Non-Reliance on Agent and Other Lenders	61
10.7	Indemnification	62

10.8	Agent in Its Individual Capacity	62
10.9	Successor Agent	62

SECTION 11. MISCELLANEOUS		63
11.1	Notices	63
11.2	Right of Set-Off	63
11.3	Benefit of Agreement	63
11.4	No Waiver; Remedies Cumulative	65
11.5	Payment of Expenses, etc.	66
11.6	Amendments, Waivers and Consents	66
11.7	Counterparts/Telecopy	67
11.8	Headings	67
11.9	Defaulting Lender	67
11.10	Survival of Indemnification and Representations and Warranties	68
11.11	Governing Law; Venue	68
11.12	Waiver of Jury Trial; Waiver of Consequential Damages	68
11.13	Severability	69
11.14	Further Assurances	69
11.15	Entirety	69
11.16	Binding Effect; Continuing Agreement	69
11.17	Confidentiality; USA PATRIOT Act	69

SECTION 12. GUARANTY		70
12.1	The Guaranty	70
12.2	Obligations Unconditional	70
12.3	Reinstatement	71
12.4	Certain Additional Waivers	71
12.5	Remedies	72
12.6	Rights of Contribution	72
12.7	Guarantee of Payment; Continuing Guarantee	72

SCHEDULES

Schedule 1.1	Commitment Percentages
Schedule 6.13	Subsidiaries
Schedule 8.5	Affiliate Transactions
Schedule 11.1	Notices

EXHIBITS

Exhibit 1.1	Form of Rating Agency Designation
Exhibit 2.3	Form of Notice of Borrowing
Exhibit 2.5	Form of Notice of Continuation/Conversion
Exhibit 2.9(a)	Form of Revolving Note
Exhibit 2.9(b)	Form of Term Loan Note
Exhibit 2.9(c)	Form of Swingline Loan Note
Exhibit 5.1	Form of Account Designation Letter
Exhibit 7.1(d)	Form of Officer’s Certificate

Exhibit 7.12	Form of Joinder Agreement
Exhibit 11.3(b)	Form of Assignment Agreement

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT (this “Credit Agreement”), dated as of                     , 2005, is entered into among DCP MIDSTREAM OPERATING, LP, a Delaware limited partnership (the “Borrower”), DCP MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the “Parent”) and all Subsidiaries of the Parent (collectively, the “Guarantors”), the Lenders (as defined herein) and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Agent”).
RECITALS
     WHEREAS, the Borrower has requested that the Lenders make available to it a credit facility in the aggregate initial amount of $400 million for the purposes set forth herein; and
     WHEREAS, the Lenders have agreed to provide the requested credit facility to the Borrower on the terms, and subject to the conditions, set forth herein.
     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1.
DEFINITIONS AND ACCOUNTING TERMS
     1.1 Definitions.
     As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:
     “Account Control Agreement” means that certain Account Control Agreement, dated as of the Effective Date, among the Borrower (as Debtor), Intermediary (as Intermediary) and the Agent (as Bank).
     “Account Designation Letter” means the Notice of Account Designation Letter dated the Closing Date from the Borrower to the Agent in substantially the form attached hereto as Exhibit 5.1.
     “Acquisition” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of property or assets (other than capital expenditures or acquisitions of inventory or supplies in the ordinary course of business) of, or of a business unit or division of, another Person or at least a majority of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.
     “Adjusted Base Rate” means the Base Rate plus the Applicable Margin for Base Rate Loans.

     “Adjusted Eurodollar Rate” means the Eurodollar Rate plus the Applicable Margin for Eurodollar Loans.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.
     “Agency Services Address” means Wachovia Bank, National Association, as Administrative Agent, 201 South College Street, CP-8, Charlotte, North Carolina 28288-0680, or such other address as may be identified by written notice from the Agent to the Borrower and the Lenders.
     “Agent” means Wachovia Bank, National Association and any successors and assigns in such capacity.
     “Applicable Margin” means, at any time:
     (a) with respect to Term Loans, (i) for Eurodollar Loans, .15% and (ii) for Base Rate Loans, 0%.
     (b) with respect to Loans (other than Term Loans) and applicable fees, if the Parent does not have a Debt Rating from S&P or Moody’s, the rate per annum set forth below based on the Consolidated Leverage Ratio:

		Applicable
		Margin for	Applicable Margin	Applicable
Pricing	Consolidated	Facility	for Margin for	Base Rate
Level	Leverage Ratio	Fees	Eurodollar Loans	Loans
I	< 2.75 to 1.0	.150%	.500%	0%
II	> 2.75 to 1.0 but
	< 3.25 to 1.0	.175%	.575%	0%
III	>3.25 to 1.0 but
	< 3.75 to 1.0	.225%	.650%	0%
IV	>3.75 to 1.0 but
	< 4.25 to 1.0	.275%	.850%	0%
V	>4.25 to 1.0	.350%	1.025%	.025%
Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date that the officer’s certificate is required to be delivered pursuant to Section 7.1(d) evidencing calculation of the Consolidated Leverage Ratio; provided, however, that if such certificate is not delivered when due in accordance with such Section 7.1(d), then Pricing Level V shall apply as of the first Business Day after the date on which such certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a certificate is delivered in accordance with Section 7.1(d), whereupon the Applicable Margin shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such certificate. The Applicable Margin in effect from the Effective Date through the first Business Day immediately following the date a certificate is required to be delivered pursuant to Section 7.1(d) for the fiscal quarter ending March 31, 2006 shall be determined based upon Pricing Tier II.
     (c) with respect to Loans (other than Term Loans) and applicable fees, if the Parent has at least one Debt Rating from S&P or Moody’s, the rate per annum set forth in the table below opposite the Debt Rating of the Parent:

Parent’s Debt Rating*		Applicable Margin	Applicable Margin
	Applicable Margin	for	for Base
	for Facility Fees	Eurodollar Loans	Rate Loans
>BBB+/Baal	.080%	.270%	0%
BBB/Baa2	.100%	.350%	0%
BBB-/Baa3	.125%	.500%	0%
BB+/Ba1	.150%	.600%	0%
<BB/Ba2	.250%	.900%	0%
* If any Designated Rating Agency is other than S&P and Moody’s, then the equivalent Debt Rating given by such rating agency shall be used. If there is only one Designated Rating Agency it must be either S&P or Moody’s.
     The Applicable Margin shall, in each case, be determined and adjusted on the date on which there is a change in the Parent’s Debt Rating and shall be effective until a future change in the Parent’s Debt Rating.
     Notwithstanding the above, if at any time (i) there is a split in Debt Ratings between the two Designated Rating Agencies, the higher Debt Rating (i.e. the lower pricing) will apply unless there is more than one level between the Debt Ratings and then one level below the higher rating will apply and (ii) the Parent is not rated by S&P or Moody’s, the pricing grid above based on the Consolidated Leverage Ratio shall apply.
     (d) Any adjustment in the Applicable Margin shall be applicable to all existing Eurodollar Loans and Letters of Credit as well as any new Eurodollar Loans made or Letters of Credit issued.
     (e) The Borrower shall promptly deliver to the Agent, at the address set forth on Schedule 11.1 and at the Agency Services Address, information regarding any change in the Consolidated Leverage Ratio or the Parent’s Debt Rating that would change the existing Pricing Level pursuant to clause (a) or (b) above.
     “Approved Officer” means the president, a vice president, the treasurer or the assistant treasurer of the applicable Credit Party or such other authorized representative of such Credit Party as may be designated by any one of the foregoing.
     “Assignment Agreement” means an Assignment Agreement executed and delivered pursuant to Section 11.3(b).
     “Available Cash” has the meaning ascribed to such term in the First Amended and Restated Agreement of Limited Partnership of the Borrower as in effect on the Effective Date, with such amendments thereto as agreed to by the Required Lenders.

     “Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
     “Base Rate” means, for any day, the rate per annum equal to the greater of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1% or (b) the Prime Rate in effect on such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.
     “Base Rate Loan” means a Loan (other than a Swingline Loan) which bears interest based on the Base Rate.
     “Borrower” means DCP Midstream Operating, LP a Delaware limited partnership.
     “Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in New York, New York or Charlotte, North Carolina; provided, that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.
     “Businesses” has the meaning set forth in Section 6.12.
     “Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee that, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
     “Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Collateral” means all assets and property maintained in the Cash Collateral Account.
     “Cash Collateral Account” means the account of the Borrower numbered                      with the Intermediary.
     “Cash Equivalents” means, as at any date, (a) securities guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders)

or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 or having portfolio assets of at least $5,000,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).
     “Change of Control” means as of any date, the failure of (a) the Parent to own, directly or indirectly, 100% of the equity of the Borrower or (b) Duke Energy Field Services, LLC to own, directly or indirectly, a majority of the voting equity of the general partner of the Parent.
     “Closing Date” means the date hereof.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Co-lead Arrangers” means Wachovia Capital Markets, LLC and SunTrust Capital Markets, Inc.
     “Collateral Documents” means (i) the Account Control Agreement and (ii) each other document executed and delivered in connection with the granting, attachment and perfection of the Agent’s security interest in the Cash Collateral, including, without limitation, Uniform Commercial Code financing statements.
     “Commitment” means, as to each Lender, the commitment of such Lender with respect to the Revolving Committed Amount and the commitment of such Lender with respect to the Term Loan Committed Amount and “Commitments” means, collectively, all such commitments of the Lenders.
     “Commitment Percentage” means, for each Lender, the percentage identified as its Commitment Percentage opposite such Lender’s name on Schedule 1.1, as such percentage may be modified by assignment or by an increase in Commitments in accordance with Section 2.10.
     “Conflicts Committee” has the meaning ascribed thereto in the First Amended and Restated Agreement of Limited Partnership of the Parent, as amended or restated from time to time.
     “Consolidated EBITDA” means, for any period, an amount equal to Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (a) taxes based on or measured by income, (b) Consolidated Interest Expense and (c) depreciation and amortization expense.
     “Consolidated Indebtedness” means, without duplication, all Indebtedness of the Parent and its Subsidiaries on a consolidated basis minus the principal amount of Cash Collateral then held by the Agent.
     “Consolidated Interest Coverage Ratio” means, as of the last day of each fiscal quarter of the Parent, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day to (b) Consolidated Interest Expense for the period of four consecutive fiscal quarters ending on such day.
     “Consolidated Interest Expense” means interest expense as would appear on a consolidated statement of income of the Parent and its Subsidiaries prepared in accordance with GAAP; provided, that Consolidated Interest Expense associated with the Term Loans for any period shall be reduced by any interest income earned on the Cash Collateral during such period.
     “Consolidated Leverage Ratio” means, as of the last day of each fiscal quarter of the Parent, the ratio of (a) Consolidated Indebtedness on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day.
     “Consolidated Net Income” means, for any period, the net income of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, that Consolidated Net Income shall not include (i) extraordinary gains or extraordinary losses, (ii) net gains and losses in respect of disposition of assets other than in the ordinary course of business, (iii) gains or losses attributable to write-ups or write-downs of assets other than hedging and derivative activities in the ordinary course of business and (iv) the cumulative effect of a change in accounting principles, all as reported in the Parent’s consolidated statement(s) of income for the relevant period(s) prepared in accordance with GAAP.
     “Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Parent and its Subsidiaries after deducting therefrom the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Parent and its Subsidiaries for the most recently completed fiscal quarter, in accordance with GAAP.
     “Credit Documents” means this Credit Agreement, the Notes, the LOC Documents, the Collateral Documents, any Notice of Borrowing, any Notice of Continuation/Conversion and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.
     “Credit Exposure” means, as applied to each Lender (a) at any time prior to the termination of the Commitments, the sum of (i) Commitment Percentage of such Lender multiplied by the Revolving Committed Amount plus (ii) the Commitment Percentage of such Lender multiplied by to the principal balance of the outstanding Term Loans and (b) at any time after the termination of the Commitments, the sum of (i) the principal balance of the outstanding Loans of such Lender plus (ii) such Lender’s Participation Interest in the face amount of outstanding Letters of Credit and Swingline Loans.
     “Credit Facility Swap Contract” means any interest rate Swap Contract entered into by a Credit Party with a Lender or an Affiliate of a Lender with respect to the Obligations.
     “Credit Parties” means the Borrower and the Guarantors.
     “Debt Rating” means, the long-term senior unsecured, non-credit enhanced debt rating of the Parent by the Designated Rating Agencies.
     “Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

     “Defaulting Lender” means, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the term of this Credit Agreement, (b) has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement or (c) has been deemed insolvent by a court of competent jurisdiction or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.
     “Designated Rating Agencies” shall mean any two of S&P, Moody’s or any other rating agency selected by the Parent which is recognized by the Securities and Exchange Commission and identified by the Parent from time to time in a Rating Agency Designation and “Designated Rating Agency” shall mean any one of the foregoing. Until such time as the Parent shall have delivered a Rating Agency Designation to the Agent, the Designated Rating Agencies shall be S&P and Moody’s.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by a Credit Party (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dollars” and “$” means dollars in lawful currency of the United States of America.
     “Effective Date” means the date on which the conditions set forth in Section 5.1 shall have been fulfilled (or waived in the sole discretion of the Lenders).
     “Eligible Assignee” means (a) any Lender approved by the Borrower, the Agent and the Issuing Lenders and (b) any other Person approved by the Borrower, the Issuing Lenders and the Agent (in each case, which approval by the Borrowers, the Issuing Lenders and the Agent shall not be unreasonably withheld or delayed); provided, that (A) the Borrower’s consent is not required during the existence and continuation of an Event of Default and (B) neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.
     “Environmental Laws” means any legal requirement of any Governmental Authority pertaining to (a) the protection of health, safety, and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater or (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
     “ERISA Affiliate” means an entity, whether or not incorporated, which is under common control with the Parent or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Parent or any of its Subsidiaries and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.
     “Eurodollar Loan” means a Loan bearing interest at the Adjusted Eurodollar Rate.
     “Eurodollar Rate” means with respect to any Eurodollar Loan, for the Interest Period applicable thereto, a rate per annum equal to the London Interbank Offered Rate.
     “Eurodollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities, as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined).
     “Event of Default” has the meaning specified in Section 9.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.
     “Extension of Credit” means, as to any Lender, the making of a Loan by such Lender (or a participation therein by a Lender) or the issuance of, or participation in, a Letter of Credit by such Lender.
     “Facility Fee” has the meaning specified in Section 3.4(a).
     “Fee Letter” means that certain letter agreement, dated as of November 1, 2005, among the Agent, Wachovia Capital Markets, LLC and the Borrower, as amended, modified, supplemented or replaced from time to time.
     “Federal Funds Rate” means for any day the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.
     “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.
     “Government Acts” has the meaning specified in Section 2.2(k).

     “Governmental Authority” means any Federal, state, local or foreign court, monetary authority or governmental agency, authority, instrumentality or regulatory body.
     “Guarantor” means (a) the Parent, (b) each Subsidiary of the Parent in existence as of the Effective Date (other than the Borrower) and (c) any Person which becomes a “Guarantor” pursuant to Section 7.11 hereof, in each case, together with their successors and permitted assigns.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services purchased, (c) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to the property acquired, (d) all obligations of such Person under lease obligations which shall have been, or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (e) the face amount of all letter of credit indebtedness available to be drawn (other than letter of credit obligations relating to indebtedness included in Indebtedness pursuant to another clause of this definition) and, without duplication, the unreimbursed amount of all drafts drawn thereunder, (f) obligations of others secured by a Lien on property or assets of such Person, whether or not assumed (but in any event not exceeding the fair market value of the property or asset), (g) all guarantees of Indebtedness referred to in clauses (a) through (f) above, (h) all amounts payable by such Person in connection with mandatory redemptions or repurchases of preferred stock, (i) any obligations of such Person (in the nature of principal or interest) in respect of acceptances or similar obligations issued or created for the account of such Person, (j) all Off Balance Sheet Indebtedness of such Person and (k) obligations (contingent or otherwise) existing or arising under any interest rate Swap Contract, to the extent such obligations are classified as “indebtedness” for purposes of GAAP.
     “Initial Asset Acquisition” has the meaning set forth in Section 5.1(d).
     “Interest Payment Date” means (a) as to Base Rate Loans and Swingline Loans, the first day of each calendar quarter of the Borrower and the Maturity Date and (b) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date and, in addition, where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also on the last day of each three-month period during such Interest Period. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.
     “Interest Period” means, with respect to Eurodollar Loans, a period of one, two, three or six months’ duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions of Eurodollar Loans); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Maturity Date and (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.
     “Intermediary” means Wachovia Bank, National Association, as Intermediary under the Account Control Agreement.

     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of the Capital Stock of another Person, (b) an Acquisition or (c) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person.
     “Investment Grade Rating” means BBB- or better from S&P or Baa3 or better from Moody’s.
     “Investment Grade Rating Date” means the date on which the Parent first achieves an Investment Grade Rating.
     “Issuing Lender” means Wachovia Bank, National Association or any other Lender as requested by the Borrower and agreed to by such Lender.
     “Issuing Lender Fees” has the meaning set forth in Section 3.4(b)(ii).
     “Letter of Credit” means a Letter of Credit issued for the account of the Borrower or one of its Subsidiaries by an Issuing Lender pursuant to Section 2.2, as such Letter of Credit may be amended, modified, extended, renewed or replaced.
     “Letter of Credit Fees” shall have the meaning assigned to such term in Section 3.4(b)(i).
     “Lender” means any Person identified as a Lender on the signature pages hereto and any Eligible Assignee which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors or permitted assigns.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).
     “Loans” means the Revolving Loans, the Swingline Loans and the Term Loans.
     “LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.
     “LOC Obligations” means, at any time, the sum of (a) the maximum amount which is then available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by an Issuing Lender but not theretofore reimbursed.

     “London Interbank Offered Rate” means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum appearing on such other service as may be nominated by the British Bankers’ Association as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified, the applicable rate shall be the arithmetic mean of all such rates.
     “Mandatory Borrowing” has the meaning specified in Section 2.2(e).
     “Material Adverse Effect” means a material adverse effect on the business, financial positions or results of operations of the Parent and its Subsidiaries taken as a whole.
     “Maturity Date” means                     , 2010.
     “Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.
     “Multiemployer Plan” means a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.
     “Multiple Employer Plan” means a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, which the Parent or any ERISA Affiliate and at least one employer other than the Parent or any ERISA Affiliate are contributing sponsors.
     “Non-Excluded Taxes” has the meaning specified in Section 4.4(a).
     “Notes” means the Revolving Notes, the Term Loan Notes and the Swingline Loan Notes, if any.
     “Notice of Borrowing” means a request by the Borrower for a Loan in the form of Exhibit 2.3.
     “Notice of Continuation/Conversion” means a request by the Borrower for the continuation or conversion of a Loan in the form of Exhibit 2.5.
     “Obligations” means, without duplication, all of the obligations of the Credit Parties to the Lenders and the Agent, whenever arising, under this Credit Agreement, the Notes, the LOC Documents, the Collateral Documents, Credit Facility Swap Contracts, Treasury Management Agreements or any of the other Credit Documents.
     “Off Balance Sheet Indebtedness” means any obligation of a Person that would be considered indebtedness for tax purposes but is not set forth on the balance sheet of such Person, including, but not limited to, (a) any synthetic lease, tax retention operating lease, off balance sheet loan or similar off-balance sheet financing product of such Person, (b) the aggregate amount of uncollected accounts receivables of such Person subject at such time to a sale of receivables (or similar transaction) and (c) obligations of any partnership or joint venture that is recourse to such Person.
     “Original Revolving Commitment” means, as to each applicable Lender (including any Lender that purchases any portion of the Original Revolving Commitment by assignment), the Dollar commitment of such Lender with respect to the Original Revolving Committed Amount, as such Original Revolving Commitment may be modified by assignment.
     “Original Revolving Commitment Percentage” means, for each applicable Lender, the percentage identified as its Original Revolving Commitment Percentage opposite such Lender’s name on Schedule 1.1 (or on the applicable Assignment Agreement), as such percentage may be modified by assignment.
     “Original Revolving Committed Amount” means, the dollar amount of the Revolving Committed Amount as of the Effective Date (without giving effect to any increase in the Revolving Committed Amount pursuant to Section 2.10).
     “Parent” means DCP Midstream Partners, LP, a Delaware limited partnership.
     “Participation Interest” means the Extension of Credit by a Lender by way of a purchase or deemed purchase of a participation in Letters of Credit or LOC Obligations as provided in Section 2.2 or in any Swingline Loans as provided in Section 2.8 or in any Loans as provided in Section 3.8.
     “Payment Date” has the meaning set forth in Section 2.2(d).
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.
     “Permitted Acquisitions” means (a) the Initial Asset Acquisition and (b) any other Acquisition by any Credit Party, so long as (i) no Default or Event of Default is in existence or would be created thereby, (ii) the Person or assets being acquired by such Credit Party are in the midstream energy business, (iii) such Acquisition has been approved by the Board of Directors or similar governing body of the target of such Acquisition (if required or applicable) and (iv) immediately after giving effect to such acquisition, the Borrower is in compliance with Section 7.10 on a pro forma basis.
     “Permitted Cash Collateral” means each of the following instruments and securities to the extent having maturities (for purposes of this definition, “maturities” shall mean (i) weighted average life for asset-backed securities, mortgage-backed securities, commercial mortgage-backed securities and collateralized mortgage obligations, and the next reset date for auction rate securities and (ii) with respect to mutual funds, the weighted average maturity of the investments it owns) not greater than six months from the date of acquisition thereof: (a) cash, (b) investments in money market mutual funds that are registered with the SEC and subject to Rule 2a-7 of the Investment Company Act of 1940 and have a net asset value of 1.0, (c) U.S. Treasury Notes, (d) direct obligations of the United States (including obligations of agencies and sponsored enterprises of the United States) and other obligations whose principal and interest is fully guaranteed by the United States, (e) money market instruments (including, but not limited to, commercial paper, banker’s acceptances, time deposits and certificates of deposits) rated at least A-1 by S&P or P-1 by Moody’s at the time of purchase, (f) obligations of corporations or other business entities (including, bonds, notes and other structured obligations) rated at least AAA by S&P, Aaa by Moody’s or AAA by Fitch at the time of purchase, (g) asset-backed securities rated at least AAA by S&P, Aaa by Moody’s or AAA by Fitch at the time of purchase, (h) mortgage-backed securities, commercial mortgage-backed securities and collateralized mortgage obligations rated at least AAA by S&P, Aaa by Moody’s or AAA by Fitch at the time of purchase, (i) repurchase obligations that are collateralized no less than 102% of market value (including accrued interest) by obligations of the U.S. government or one of its sponsored enterprises or agencies, (j) municipal obligations issued by any state of the United States of America or any municipality or other political subdivision of any such state rated at least AAA by S&P, Aaa by Moody’s or AAA by Fitch at the time of purchase, (k) 7, 28 or 35 day auction rate securities rated at least AAA by S&P, Aaa by Moody’s or AAA by Fitch at the time of purchase and (l) shares in bond mutual funds that are registered under the Investment Company Act of 1940 that invest solely in the items set forth in (a)-(k) above and maintain an average credit quality of at least AAA by S&P, Aaa by Moody’s or AAA by Fitch at the time of purchase, in each case which is held in the Cash Collateral Account and is subject to the Account Control Agreement and in which the Agent has, on behalf of the Lenders, a first priority perfected security interest. Notwithstanding the above, at the time of purchase, no one issuer will be more than 5% of the value of the Permitted Cash Collateral. This rule excludes direct obligations of the United States, United States sponsored agencies and enterprises, money market funds, repurchase agreements and securities that have an effective maturity no longer than the next business day. United States sponsored agencies and enterprises are limited to 40% of the value of the Permitted Cash Collateral at time of purchase, per issuer. For purposes of calculating the amount of Permitted Cash Collateral on deposit in the Cash Collateral Account hereunder, Permitted Cash Collateral of an issuer that exceeds the 5% or 40% thresholds set forth above shall be excluded from such calculation.
     “Person” means any individual, partnership, joint venture, firm, corporation, association, trust, limited liability company or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is covered by ERISA and with respect to which the Parent or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.
     “Prime Rate” means the per annum rate of interest established from time to time by the Agent at its principal office in Charlotte, North Carolina as its Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the Agent. The Prime Rate is a reference rate used by the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.
     “Properties” has the meaning set forth in Section 6.12.
     “Qualified Acquisition” means a Permitted Acquisition, the aggregate purchase price for which, when combined with the aggregate purchase price for all other Permitted Acquisitions in any rolling 12-month period, is greater than or equal to $25,000,000.
     “Rating Agency Designation” means a written notice in the form of Exhibit 1.1 provided from time to time by the Parent to the Administrative Agent setting forth the two current Designated Rating Agencies.

     “Register” has the meaning set forth in Section 11.3(c).
     “Regulation A, D, T, U, or X” means Regulation A, D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
     “Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.
     “Required Collateral Amount” has the meaning specified in Section 7.13(b).
     “Required Lenders” means Lenders whose aggregate Credit Exposure constitutes more than 50% of the aggregate Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time.
     “Responsible Officer” means the president, chief financial officer, treasurer or assistant treasurer of the applicable Credit Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to Capital Stock of a Credit Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to a Credit Party’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or assets for any of the foregoing.
     “Revolving Committed Amount” means TWO HUNDRED                      MILLION Dollars ($2_0,000,000) as such amount may be reduced in accordance with Section 2.7 or increased pursuant to Section 2.10.
     “Revolving Loans” has the meaning set forth in Section 2.1(a).
     “Revolving Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Loans provided pursuant to Section 2.1(a), individually or collectively, as appropriate, as such notes may be amended or modified from time to time and substantially in the form of Exhibit 2.9(a).
     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.
     “Sale and Leaseback Transaction” means, with respect to a Credit Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby a Credit Party or such Subsidiary shall sell or transfer any assets used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such assets or other assets that it intends to use for substantially the same purpose or purposes as the assets being sold or transferred.
     “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement /ofac/sanctions/index.html, or as otherwise published from time to time.

     “Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
     “Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.
     “Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, association, joint venture, limited liability company or other entity in which such person directly or indirectly through Subsidiaries has more than 50% equity interest at any time and (c) any other Person that is controlled by such Person and who for GAAP purposes is required to be consolidated into such Person’s consolidated financial statements. Unless otherwise provided, as used herein, “Subsidiary” shall refer to a Subsidiary of the Parent.
     “Swap Contract” means, to the extent entered into on a fair market value basis at the time of entry, (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swingline Committed Amount” means TWENTY MILLION DOLLARS ($20,000,000).
     “Swingline Lender” means Wachovia Bank, National Association or any successor Swingline Lender.
     “Swingline Loan” or “Swingline Loans” has the meaning set forth in Section 2.8(a).
     “Swingline Note” means the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.8, as such promissory note may be amended or modified, from time to time and substantially in the form of Exhibit 2.9(c).
     “Termination Event” means (a) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA), (b) the withdrawal of the Parent or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan, (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA, (d) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA, (e) any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (f) the complete or partial withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.
     “Term Loans” has the meaning specified in Section 2.01(b).
     “Term Loan Committed Amount” means ONE HUNDRED                      MILLION DOLLARS ($1___0, 000,000).
     “Term Loan Note” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Loans provided pursuant to Section 2.1(b), individually or collectively, as appropriate, as such notes may be amended or modified from time to time and substantially in the form of Exhibit 2.9(b).
     “Tier 1 Permitted Cash Collateral” means Permitted Cash Collateral with maturities of not more than 30 days from the date of acquisition with the exception of auction rate securities which may have a re-set date of 35 days or less.
     “Tier 2 Permitted Cash Collateral” means Permitted Cash Collateral with maturities more than 30 days from the date of acquisition but not more than 90 days from the date of acquisition.
     “Tier 3 Permitted Cash Collateral” means Permitted Cash Collateral with maturities more than 90 days from the date of acquisition but not more than 180 days from the date of acquisition.
     “Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services provided by a Lender or an Affiliate of a Lender.
     “Utilization Fees” has the meaning set forth in Section 3.4(c).
     “Utilized Revolving Loan Commitment” means, for any period from the Effective Date to the Maturity Date, the amount equal to the daily average sum for such period of the aggregate principal amount of all Revolving Loans plus Swingline Loans plus LOC Obligations.
     “Voting Stock” means all classes of the Capital Stock (or other voting interests) of such Person then outstanding and normally entitled to vote in the election of directors or other governing body of such Person.
     1.2 Computation of Time Periods.
     For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Credit Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.
     1.3 Accounting Terms.
     Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis.
     1.4 Time.
     All references to time herein shall be references to Eastern Standard Time or Eastern Daylight time, as the case may be, unless specified otherwise.
SECTION 2.
LOANS
     2.1 Revolving and Term Loan Commitments.
     (a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans to the Borrower in Dollars, at any time and from time to time, during the period from the Effective Date to the Maturity Date (each a “Revolving Loan” and collectively the “Revolving Loans”); provided, however, that (a) the sum of the aggregate amount of Revolving Loans outstanding plus the aggregate amount of Swingline Loans outstanding plus the aggregate amount of LOC Obligations outstanding shall not exceed the Revolving Committed Amount and (b) with respect to each individual Revolving Lender, such Revolving Lender’s pro rata share of outstanding Revolving Loans plus such Revolving Lender’s pro rata share of outstanding LOC Obligations plus its pro rata share of Swingline Loans shall not exceed such Revolving Lender’s Commitment Percentage of the Revolving Committed Amount. Subject to the terms of this Credit Agreement, the Borrower may borrow, repay and reborrow Revolving Loans. Unless earlier terminated pursuant to other provisions of this Credit Agreement, the Commitments hereunder shall terminate on the Maturity Date.

     (b) Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make term loans to the Borrower in Dollars, at any time and from time to time during the period from the Effective Date to forty (40) days following the Effective Date (each a “Term Loan” and collectively, the “Term Loans”); provided, however, that (a) the Borrower may not request more than two (2) draws with respect to the Term Loans, one of which must be on the Effective Date, (b) the sum of the aggregate amount of Term Loans outstanding shall not exceed the Term Loan Committed Amount and (c) with respect to each individual Term Loan Lender, such Term Loan Lender’s pro rata share of outstanding Term Loans shall not exceed such Term Loan Lender’s Commitment Percentage of the Term Loan Committed Amount. Any amounts remaining under the Term Loan Committed Amount subsequent to the date forty (40) days after the Effective Date shall no longer be available and the Lenders shall have no further obligation to fund any additional Term Loans. Once repaid, Term Loans may not be reborrowed.
     2.2 Letters of Credit.
     (a) Issuance; Terms. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which an Issuing Lender may reasonably require (so long as such terms and conditions do not impose any financial obligation on or require any Lien (not otherwise contemplated by this Credit Agreement) to be given by the Borrower or conflict with any obligation of, or detract from any action which may be taken by the Borrower or its Subsidiaries under this Credit Agreement), the applicable Issuing Lender shall from time to time, upon request, issue in Dollars, and the Revolving Lenders shall participate in, letters of credit (the “Letters of Credit”) for the account of the Borrower (or, subject to Section 2.2(f), the Parent or any of its Subsidiaries) from the Effective Date until the Maturity Date, in a form reasonably acceptable to such Issuing Lender; provided, however, that (i) the sum of the aggregate amount of LOC Obligations outstanding plus Revolving Loans outstanding plus Swingline Loans outstanding shall not exceed the Revolving Committed Amount and (ii) with respect to each individual Lender, such Lender’s pro rata share of outstanding Revolving Loans plus its pro rata share of outstanding LOC Obligations plus its pro rata share of Swingline Loans shall not exceed such Lender’s Commitment Percentage of the Revolving Committed Amount. The issuance and expiry date of each Letter of Credit shall be a Business Day. No Letter of Credit shall have an expiry date extending beyond the date that is five (5) Business Days before the Maturity Date. Each Letter of Credit shall be either (x) a standby letter of credit issued to support the obligations (including pension or insurance obligations), contingent or otherwise, of the Borrower, the Parent or any of its Subsidiaries or (y) a commercial letter of credit in respect of the purchase of goods or services by the Borrower, the Parent or any of its Subsidiaries in the ordinary course of business. Each Letter of Credit shall comply with the related LOC Documents.
     (b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted in writing to the applicable Issuing Lender at least three Business Days prior to the requested date of issuance. Such request shall specify the date such Letter of Credit is to be issued and describe the terms of such Letter of Credit and shall be accompanied by a completed application in form and substance satisfactory to such Issuing Lender. Each Issuing Lender will notify the Agent when a Letter of Credit is issued and the details with respect thereto and shall provide to the Agent and, upon written request, to the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, and the expiry date as well as any payments or expirations which may have occurred. Each Issuing Lender will further provide to the Agent, promptly upon request, copies of the Letters of Credit.

     (c) Participations. Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the applicable Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Commitment Percentage of the obligations under such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the applicable Issuing Lender therefor and discharge when due, its Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the applicable Issuing Lender has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the applicable Issuing Lender its Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the applicable Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Lender to so reimburse the applicable Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default, the Maturity Date or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.
     (d) Reimbursement. In the event of any request for a drawing or any drawing under any Letter of Credit, the applicable Issuing Lender will promptly notify the Borrower as to the amount to be paid as a result of such drawing and the date such payment is to be made by the applicable Issuing Lender (the “Payment Date”). If the Commitments remain in effect on the Payment Date, the Borrower shall, unless the Borrower otherwise instructs the Agent by not less than one Business Day’s prior notice, be deemed to have requested a Revolving Loan at the Base Rate in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower shall reimburse the applicable Issuing Lender on the Payment Date either with the proceeds of a Revolving Loan obtained hereunder or otherwise in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the applicable Issuing Lender as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus two percent (2%). The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of (but without waiver of) any rights of set-off, counterclaim or defense to payment that the applicable account party or the Borrower may claim or have against the Issuing Lenders, the Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation, any defense based on any failure of the applicable account party or the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The applicable Issuing Lender will promptly notify the Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Agent for the account of the applicable Issuing Lender, in Dollars and in immediately available funds, the amount of such Lender’s Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the applicable Issuing Lender if such notice is received at or before 2:00 p.m., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the applicable Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Agent for the account of the applicable Issuing Lender interest on the unpaid amount during the period from the date the Lender received the notice regarding the unreimbursed drawing until such Lender pays such amount to the applicable Issuing Lender in full at a rate per annum equal to, if paid within two Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Base Rate. Each Lender’s obligation to make such payment to the applicable Issuing Lender, and the right of the applicable Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

Simultaneously with the making of each such payment by a Lender to the applicable Issuing Lender, such Lender shall, automatically and without any further action on the part of the applicable Issuing Lender or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the applicable Issuing Lender) in the related unreimbursed drawing portion of the LOC Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the Borrower with respect thereto.
     (e) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan borrowing to reimburse a drawing under a Letter of Credit, the Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised solely of Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be immediately made from all Lenders (without giving effect to any termination of the Commitments pursuant to Section 9.2 or otherwise) pro rata based on each Lender’s respective Commitment Percentage and the proceeds thereof shall be paid directly to the applicable Issuing Lender for application to the respective LOC Obligations. Each such Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each such Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 5.2 are then satisfied, (iii) whether a Default or Event of Default then exists, (iv) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required hereunder or (v) any reduction in the Revolving Committed Amount. In the event that any Mandatory Borrowing cannot be made on the date otherwise required above, whether because the Commitments have terminated or for any other reason (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interest in the outstanding LOC Obligations; provided, that in the event any Lender shall fail to fund its Participation Interest on the day it is required to do so, then the amount of such Lender’s unfunded Participation Interest therein shall bear interest payable to the applicable Issuing Lender upon demand, at the rate equal to, if paid within two Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.
     (f) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of the Parent or any of its Subsidiaries; provided, that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Credit Agreement for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.
     (g) Modification and Extension. Except for non-substantive amendments to any Letter of Credit for the purpose of correcting errors or ambiguities or to allow for administrative convenience (which amendments each Issuing Bank may make in its discretion with the consent of the Borrower), the amendment, modification, supplement, extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit. If any Letter of Credit contains a provision pursuant to which it is deemed to be automatically renewed unless notice of termination is given by the applicable Issuing Lender, such Issuing Lender shall timely give notice of termination if (i) as of close of business on the seventeenth day prior to the last day upon which such Issuing Lender’s notice of termination may be given to the beneficiaries of such Letter of Credit, such Issuing Lender has received a notice of termination from the Borrower or a notice from the Agent that the conditions to issuance of such Letter of Credit have not been satisfied or (ii) the renewed Letter of Credit would have a term not permitted by subsection (a) above.
     (h) Uniform Customs and Practices. An Issuing Lender may have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits (the “UCP”) or the International Standby Practices 1998 (the “ISP98”), in either case as published as of the date of issue by the International Chamber of Commerce, in which case the UCP or ISP98, as applicable, may be incorporated therein and deemed in all respects to be a part thereof.
     (i) Responsibility of Issuing Lenders. It is expressly understood and agreed that the obligations of each Issuing Lender hereunder to the Lenders are only those expressly set forth in this Credit Agreement and that each Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 5.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.2 shall be deemed to prejudice the right of any Lender to recover from an Issuing Lender any amounts made available by such Lender to such Issuing Lender pursuant to this Section 2.2 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of such Issuing Lender.
     (j) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document, this Credit Agreement shall govern.
     (k) Indemnification of Issuing Lenders.
     (i) In addition to its other obligations under this Credit Agreement, the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Lenders harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lenders may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of an Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).
     (ii) As between the Borrower and the Issuing Lenders, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lenders shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) any consequences arising from causes beyond the control of an Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of an Issuing Lender’s rights or powers hereunder.

     (iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lenders against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Acts. An Issuing Lender shall not, in any way, be liable for any failure by such Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of such Issuing Lender.
     (iv) Nothing in this subsection (k) is intended to limit the reimbursement obligation of the Borrower contained in this Section 2.2. The obligations of the Borrower under this subsection (k) shall survive the termination of this Credit Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of an Issuing Lender to enforce any right, power or benefit under this Credit Agreement.
     (v) Notwithstanding anything to the contrary contained in this subsection (k) or any of the Credit Documents, the Borrower shall have no obligation to indemnify an Issuing Lender in respect of any liability incurred by such Issuing Lender arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a court of competent jurisdiction. Nothing in this Credit Agreement shall relieve an Issuing Lender of any liability to the Borrower in respect of any action taken by such Issuing Lender which action constitutes gross negligence or willful misconduct of such Issuing Lender or a violation of the UCP, the ISP98 or Uniform Commercial Code (as applicable), as determined by a court of competent jurisdiction.
     2.3 Method of Borrowing for Revolving Loans and Term Loans.
     By no later than 11:00 a.m. (a) on the date of the requested borrowing of Loans (other than Swingline Loans) that will be Base Rate Loans or (b) three Business Days prior to the date of the requested borrowing of Loans that will be Eurodollar Loans, the Borrower shall submit a written Notice of Borrowing in the form of Exhibit 2.3 to the Agent setting forth (i) the amount requested, (ii) whether such Loans shall accrue interest at the Adjusted Base Rate or the Adjusted Eurodollar Rate, (iii) with respect to Loans that will be Eurodollar Loans, the Interest Period applicable thereto and (iv) certification that the Borrower has complied in all respects with Section 5.2.
     2.4 Funding of Revolving Loans and Term Loans.
     Upon receipt of a Notice of Borrowing, the Agent shall promptly inform the Lenders as to the terms thereof. Each such Lender shall make its Commitment Percentage of the requested Revolving Loans or Term Loans, as applicable, available to the Agent by 2:00 p.m. on the date specified in the Notice of Borrowing by deposit, in Dollars, of immediately available funds at the Agency Services Address. The amount of the requested Loans will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office of the Agent, to the extent the amount of such Loans are made available to the Agent.
     No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Loans under this Section 2.4; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Agent shall have been notified by any Lender prior to the date of any such Loan that such Lender does not intend to make available to the Agent its portion of the Loans to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on the date of such Loans, and the Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent, the Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent will promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount within two Business Days to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (a) from the Borrower at the applicable rate for such Loan pursuant to the Notice of Borrowing and (b) from a Lender at the Federal Funds Rate.
     2.5 Continuations and Conversions.
     The Borrower shall have the option (subject to the limitations set forth below), on any Business Day, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans; provided, however, that (a) each such continuation or conversion must be requested by the Borrower pursuant to a written Notice of Continuation/Conversion, in the form of Exhibit 2.5, in compliance with the terms set forth below, (b) if a Eurodollar Loan is continued or converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, then the Borrower shall be subject to the provisions set forth in Section 4.3, (c) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or Event of Default and (d) any request to extend a Eurodollar Loan that fails to comply with the terms hereof or any failure to request an extension of a Eurodollar Loan at the end of an Interest Period shall constitute a conversion to a Base Rate Loan on the last day of the applicable Interest Period. Each continuation or conversion must be requested by the Borrower no later than 11:00 a.m. (i) on the date for a requested conversion of a Eurodollar Loan to a Base Rate Loan or (ii) three Business Days prior to the date for a requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, in each case pursuant to a written Notice of Continuation/Conversion submitted to the Agent which shall set forth (A) whether the Borrower wishes to continue or convert such Loans and (B) if the request is to continue a Eurodollar Loan or convert a Base Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto.
     2.6 Minimum Amounts.
     Each request for a Revolving Loan or a Term Loan or a conversion or continuation hereunder shall be subject to the following requirements: (a) each Eurodollar Loan shall be in a minimum amount of $10,000,000 (and in integral multiples of $1,000,000 in excess thereof), (b) each Base Rate Loan shall be in a minimum amount of the lesser of $10,000,000 (and in integral multiples of $1,000,000 in excess thereof) or the remaining amount available to be borrowed and (c) no more than ten Eurodollar Loans shall be outstanding hereunder at any one time; provided, that the second draw of the Term Loans may be made in a minimum amount of $1,000,000 (and in integral multiples of $1,000,000 in excess thereof). For the purposes of this Section, all Eurodollar Loans with the same Interest Periods that begin and end on the same date shall be considered as one Eurodollar Loan, but Eurodollar Loans with different Interest Periods, even if they begin on the same date, shall be considered separate Eurodollar Loans.

     2.7 Reductions of Revolving Committed Amount.
     Upon at least five (5) Business Days’ notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Revolving Committed Amount at any time or from time to time; provided, that (a) each partial reduction shall be in an aggregate amount at least equal to $10,000,000 and in integral multiples of $1,000,000 above such amount, (b) no reduction shall be made which would reduce the Revolving Committed Amount to an amount less than the aggregate amount of the then outstanding Revolving Loans plus the aggregate amount of the then outstanding LOC Obligations plus the aggregate amount of then outstanding Swingline Loans. Any reduction in (or termination of) the Revolving Committed Amount shall be permanent and may not be reinstated.
     2.8 Swingline Loans.
     (a) Swingline Commitment. Subject to the terms and conditions herein, the Swingline Lender, in its individual capacity, agrees to make loans to the Borrower in Dollars, at any time and from time to time, during the period from the Effective Date to the Maturity Date (each a “Swingline Loan” and collectively, the “Swingline Loans”); provided, however, that (a) the sum of the aggregate amount of Swingline Loans outstanding plus Revolving Loans outstanding plus LOC Obligations outstanding shall not exceed the Revolving Committed Amount and (b) the aggregate amount of Swingline Loans outstanding at any one time shall not exceed the Swingline Committed Amount. Subject to the terms and conditions of the Credit Agreement, the Borrower may borrow, repay and reborrow Swingline Loans.
     (b) Notice of Borrowing and Funding. By no later than 1:00 p.m. on the date of the requested borrowing of Swingline Loans, the Borrower shall submit a written Notice of Borrowing in the form of Exhibit 2.3 to the Agent setting forth (i) the amount requested and (ii) certification that the Borrower has complied in all respects with Section 5.2. Swingline Loan borrowings shall be made in minimum amounts of $500,000 and in integral amounts of $100,000 in excess thereof. The amount of the requested Swingline Loans will then be made available to the Borrower by the Swingline Lender by crediting the account of the Borrower on the books of such office of the Agent.
     (c) Repayment of Swingline Loans. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one (1) Business Day prior to each of (i) the Maturity Date, (ii) the occurrence of any Event of Default described in Section 9.1(e), (iii) upon acceleration of the Obligations hereunder, whether on account of an Event of Default described in Section 9.1(e) or any other Event of Default and (iv) the exercise of remedies in accordance with the provisions of Section 9.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as a “Mandatory Swingline Borrowing”). Each Lender hereby irrevocably agrees to make such Revolving Loans on the day such notice is received by the Lenders from the Agent if such notice is received at or before 2:00 p.m., otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the day such notice is received, in the amount and in the manner specified in the preceding sentence notwithstanding (A) the amount of the Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (B) whether any conditions specified in Section 5.2 are then satisfied, (C) whether a Default or an Event of Default then exists, (D) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.3, (E) the date of such Mandatory Swingline Borrowing, or (F) any reduction in the Revolving Committed Amount or termination of the Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such Participation Interests in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 9.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interests is purchased, and (y) at the time any purchase of Participation Interests pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender interest on the principal amount of such Participation Interests purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Base Rate.
     2.9 Notes.
     (a) The Revolving Loans made by a Lender, upon request of such Lender, shall be evidenced by a duly executed promissory note of the Borrower payable to such Lender in substantially the form of Exhibit 2.9(a) (the “Revolving Notes”).
     (b) The Term Loans made by a Lender, upon request of such Lender, shall be evidenced by a duly executed promissory note of the Borrower payable to such Lender in substantially the form of Exhibit 2.9(b) (the “Term Loan Notes”).
     (c) The Swingline Loans made by the Swingline Lender, upon request of the Swingline Lender, shall be evidenced by a promissory note of the Borrower payable to the Swingline Lender in substantially the form of Exhibit 2.9(c) (the “Swingline Loan Note”).
     2.10 Increases in Revolving Committed Amount.
     (a) Requested Increases. The Borrower shall have the right, prior to the Maturity Date and with the consent of the Agent and the Issuing Lenders (such consent not to be unreasonably withheld), from time to time during the term of this Credit Agreement, and subject to the terms and conditions set forth below, to increase the aggregate amount of the Revolving Committed Amount; provided that (a) no Default or Event of Default shall exist at the time of the request or the proposed increase in the Revolving Committed Amount; (b) such increase must be in a minimum amount of $10,000,000 and in integral multiples of $1,000,000 above such amount, (c) the Revolving Committed Amount shall not be increased to an amount greater than FIVE HUNDRED FIFTY MILLION DOLLARS ($550,000,000) less any principal amounts outstanding under the Term Loans, (d) no individual Lender’s Commitment may be increased without such Lender’s written consent, (e) the Borrower shall execute and deliver such Revolving Note(s) as are necessary to reflect the increase in the Revolving Committed Amount, (f) Schedule 1.1(a) shall be amended to reflect the revised Revolving Committed Amount and revised Commitments and Commitment Percentages of the Lenders and (g) if any Revolving Loans are outstanding at the time of an increase in the Revolving Committed Amount, the Borrower will prepay (provided that any such prepayment shall be subject to Section 4.3) one or more existing Revolving Loans in an amount necessary such that after giving effect to the increase in the Revolving Committed Amount each Lender will hold its Commitment Percentage (based on its share of the revised Revolving Committed Amount) of outstanding Revolving Loans.
     Any such increase in the Revolving Committed Amount shall apply, at the option of the Borrower, to (x) the Commitment of one or more existing Lenders; provided that any Lender whose Commitment is being increased must consent in writing thereto and/or (y) the creation of a new Commitment to one or more institutions that is not an existing Lender; provided that any such institution (A) must conform to the definition of Eligible Assignee, (B) must have a Commitment of at least $10,000,000 unless otherwise agreed to by the Agent and the Borrower and (C) must become a Lender under this Credit Agreement by execution and delivery of an appropriate joinder agreement or of counterparts to this Credit Agreement in a manner acceptable to the Borrower and the Agent.
     (b) Automatic Increases. The Revolving Committed Amount shall be automatically increased from time to time in accordance with Section 3.2(a)(iii). Upon any such increase, (i) each applicable Lender’s Original Revolving Commitment shall be increased automatically in accordance with its Original Revolving Commitment Percentage, (ii) Schedule 1.1(a) shall be amended to reflect the revised Revolving Committed Amount and the revised Commitments and, if applicable, Commitment Percentages of the Lenders and (iii) if the Borrower has previously increased the Revolving Committed Amount pursuant to Section 2.10(a) and any Revolving Loans are outstanding at the time of such increase in the Revolving Committed Amount, the Borrower will prepay (provided that any such prepayment shall be subject to Section 4.3) one or more existing Revolving Loans in an amount necessary such that after giving effect to the increase in the Revolving Committed Amount each Lender will hold its Commitment Percentage (as revised due to the increase in the Revolving Committed Amount) of outstanding Revolving Loans. For the avoidance of doubt, no Commitment or Commitment Percentage obtained by a Lender pursuant to Section 2.10(a) shall be subject to increase pursuant to this Section 2.10(b) or Section 3.2(a)(iii).
SECTION 3.
PAYMENTS
     3.1 Interest.
     (a) Interest Rate.
     (i) All Base Rate Loans and all Swingline Loans shall accrue interest at the Adjusted Base Rate.
     (ii) All Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate applicable to such Eurodollar Loan.

     (b) Default Rate of Interest. Upon the occurrence, and during the continuation, of an Event of Default, all past due principal of and, to the extent permitted by law, past due interest on, the Loans and any other past due amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate equal to one percent (1%) plus the rate which would otherwise be applicable (or if no rate is applicable, then the rate for Loans that are Base Rate Loans plus one percent (1%) per annum).
     (c) Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date.
     3.2 Prepayments.
     (a) Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid on three Business Days’ prior written notice to the Agent and any prepayment of Eurodollar Loans will be subject to Section 4.3; (ii) each such partial prepayment of Loans shall be in the minimum principal amount of $10,000,000; and (iii) any prepayment of the Term Loans in connection with a Permitted Acquisition or capital expenditure shall cause the Revolving Committed Amount to be increased in the same dollar amount of such prepayment and shall be subject to Section 2.10(b). Any prepayments made under this Section 3.2(a) shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities and shall be subject to Section 4.3. The increase in the Revolving Committed Amount pursuant to this clause (a) may, upon request of the Borrower, occur concurrently with the prepayment of the Term Loans.
     (b) Mandatory Prepayments. If at any time the amount of Revolving Loans outstanding plus Swingline Loans outstanding plus the aggregate amount of LOC Obligations outstanding exceeds the Revolving Committed Amount, the Borrower shall immediately make a principal payment to the Agent in a manner and in an amount necessary to be in compliance with Sections 2.1(a), 2.2 and 2.8 and as directed by the Agent. All amounts required to be paid pursuant to this Section 3.2(b)(i) shall be (A) applied first to Swingline Loans, then to Revolving Loans (first to Base Rate Loans and then to Eurodollar Loans in the direct order of Interest Period maturities) and then to a cash collateral account in respect of LOC Obligations and (B) subject to Section 4.3.
     3.3 Payment of Loans in full at Maturity.
     On the Maturity Date, the entire outstanding principal balance of all Loans, together with accrued but unpaid interest and all other sums owing under this Credit Agreement, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.2.
     3.4 Fees.
     (a) Facility Fees. The Borrower shall pay to the Agent, for the pro rata benefit of the Lenders, a facility fee (the “Facility Fee”) equal to the Applicable Margin for Facility Fees times the actual daily amount of Revolving Committed Amount (or, if the Commitments have terminated, on the outstanding amount of all Revolving Loans, Swingline Loans and LOC Obligations), regardless of usage. The Facility Fee shall accrue at all times during the period beginning on the Effective Date and ending on the Maturity Date (and thereafter so long as any Revolving Loans, Swingline Loans or LOC Obligations remain outstanding), including at any time during which one or more of the conditions in Section 5.2 is not met, and shall be due and payable quarterly in arrears on the15th day following the last day of each calendar quarter for the prior calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin for Facility Fees during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin for Facility Fees separately for each period during such quarter that such Applicable Margin for Facility Fees was in effect.
     (b) Letter of Credit Fees.
     (i) Letter of Credit Fees. In consideration of the issuance of Letters of Credit hereunder, the Borrower agrees to pay to the Agent, for the pro rata benefit of each Lender, a per annum fee equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the aggregate stated amount for each Letter of Credit from the date of issuance to the date of expiration (the “Letter of Credit Fees”). The accrued Letter of Credit Fees shall be due and payable in arrears on the 15th day after the end of each calendar quarter of the Borrower (as well as on the Maturity Date) for the immediately preceding calendar quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.
     (ii) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (i) above, the Borrower shall pay to the applicable Issuing Lender for its own account, without sharing by the other Lenders, (A) if the applicable Issuing Lender is Wachovia Bank, National Association, a fee equal to one-eighth of one percent (.125%) per annum or (B) if the applicable Issuing Lender is any other Lender, such other rate as agreed to between such Issuing Lender and the Borrower, in each case on the total sum of all Letters of Credit issued by the applicable Issuing Lender and outstanding during the applicable period and (C) the customary charges from time to time to the applicable Issuing Lender for its services in connection with the issuance, amendment, payment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”). The accrued Issuing Lender Fees shall be due and payable in arrears on the 15th day following the last day of each calendar quarter of the Borrower (as well as on the Maturity Date) for the immediately preceding calendar quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.
     (c) Utilization Fees.
     (i) If on any day the aggregate outstanding principal amount of all Revolving Loans, Swingline Loans and LOC Obligations exceeds the product of (A) fifty percent (50%) times (B) the Revolving Committed Amount, the Borrower agrees to pay to the Agent, for the pro rata benefit of each Lender, a per annum fee equal to .10% multiplied by the Utilized Revolving Loan Commitment (the “Utilization Fees”).
     (ii) The accrued Utilization Fees shall be due and payable in arrears on the 15th day following the last day of each calendar quarter of the Borrower for the immediately preceding calendar quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.
     (d) Administrative Fee. The Borrower agrees to pay to the Administrative Agent the annual administrative fee as described in the Fee Letter.

     3.5 Place and Manner of Payments.
     All payments of principal, interest, fees, expenses and other amounts to be made by the Borrower under this Credit Agreement shall be made without setoff, deduction or counterclaim and received not later than 2:00 p.m. on the date when due in Dollars and in immediately available funds by the Agent at the Agency Services Address. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Agent the Loans, Letters of Credit, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Agent shall distribute such payment to the Lenders in such manner as it reasonably determines in its sole discretion). The Agent will distribute such payments to the applicable Lenders on the same Business Day if any such payment is received prior to 2:00 p.m.; otherwise the Agent will distribute each payment to the applicable Lenders prior to 12:00 noon on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall be made on the next preceding Business Day.
     3.6 Pro Rata Treatment.
     (a) Loans/Fees. Except to the extent otherwise provided herein, all borrowing of Revolving Loans (including each Mandatory Borrowing) and Term Loans, each payment or prepayment of principal of any Revolving Loan or Term Loan, each payment of interest on the Revolving Loans or Term Loans, each payment of Facility Fees and Utilization Fees, each payment of Letter of Credit Fees, each reduction of the Revolving Committed Amount and each conversion or continuation of any Revolving Loan or Term Loan, shall be allocated pro rata among the Lenders in accordance with their respective Commitment Percentages; provided, that, if any Lender shall have failed to pay its applicable pro rata share of any Loan, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.6 shall instead be payable to the Agent until the share of such Loan not funded by such Lender has been repaid and any interest owed by such Lender as result of such failure to fund has been paid; and provided, further, that in the event any amount paid to any Lender pursuant to this Section 3.6 is rescinded or must otherwise be returned by the Agent, each Lender shall, upon the written request of the Agent, repay to the Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Agent until the date the Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus one percent (1%) per annum.
     (b) Letters of Credit. Each payment of unreimbursed drawings in respect of LOC Obligations shall be allocated to each Lender pro rata in accordance with its Commitment Percentage; provided, that, if any Lender shall have failed to pay its applicable pro rata share of any drawing under any Letter of Credit, then any amount to which such Lender would otherwise be entitled pursuant to this subsection (b) shall instead be payable to the applicable Issuing Lender; provided, further, that in the event any amount paid to any Lender pursuant to this subsection (b) is rescinded or must otherwise be returned by the applicable Issuing Lender, each Lender shall, upon the written request of the applicable Issuing Lender, repay to the Agent for the account of the applicable Issuing Lender the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the applicable Issuing Lender until the date the applicable Issuing Lender receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus one percent (1%) per annum.
     3.7 Computations of Interest and Fees.
     (a) Except for Base Rate Loans that are based upon the Prime Rate, on which interest shall be computed on the basis of a 365 or 366 day year as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days.
     (b) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and interest owing pursuant to such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to a Credit Party or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.
     3.8 Sharing of Payments.
     Each Lender agrees that, in the event that any Lender shall obtain payment in respect of any Loan, any unreimbursed drawing with respect to any LOC Obligations or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise (including, but not limited to, pursuant to the Bankruptcy Code) in excess of its pro rata share as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans, LOC Obligations and other obligations, in such amounts and with such other adjustments from time to time, as shall be equitable in order that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. Each Lender further agrees that if a payment to a Lender (which is obtained by such Lender through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise) shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the Agent or any other Lender an amount payable by such Lender to the Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall accrue interest thereon, for each day from the date such amount is due until the day such amount is paid to the Agent or such other Lender, at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim.
     3.9 Evidence of Debt.
     (a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.
     (b) The Agent shall maintain the Register pursuant to Section 11.3(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from or for the account of the Borrower and each Lender’s share thereof. The Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.
     (c) The entries made in the Register and subaccounts maintained pursuant to subsection (b) of this Section 3.9, and the entries made in the accounts maintained pursuant to subsection (a) of this Section 3.9, if consistent with the entries of the Agent, shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms hereof.
SECTION 4.
ADDITIONAL PROVISIONS
     4.1 Eurodollar Loan Provisions.
     (a) Unavailability. If, on or prior to the first day of any Interest Period, (i) the Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that (A) Dollar deposits are not generally available in the London interbank Eurodollar market in the applicable principal amounts and Interest Period of a requested Eurodollar Loan or (B) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (ii) the Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining Eurodollar Loans for such Interest Period (as conclusively certified by such Lenders), the Agent shall give notice thereof to the Borrower and the Lenders as soon as practicable thereafter. Upon delivery of such notice, (A) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (B) any Loans that were to have been converted to or continued as Eurodollar Loans shall be prepaid by the Borrower or converted to or continued as Base Rate Loans and (C) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until the Agent has withdrawn such notice, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans.
     (b) Change in Legality. Notwithstanding any other provision herein, if any change, after the date hereof, in any law, governmental rule, regulation, guideline or order (including the introduction of any new law or governmental rule, regulation, guideline or order) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan then, by written notice to the Borrower and to the Agent, such Lender may:
     (i) declare that Eurodollar Loans and conversions to or continuations of Eurodollar Loans, will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for, or for conversion into or continuation of, Eurodollar Loans shall, as to such Lender only, be deemed a request for, or for conversion into or continuation of, Base Rate Loans, unless such declaration shall be subsequently withdrawn; and
     (ii) require that all outstanding Eurodollar Loans made by it be converted to Base Rate Loans in which event all such Eurodollar Loans shall be converted to Base Rate Loans either (A) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender can lawfully continue to maintain and fund such Eurodollar Loan or (B) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Eurodollar Loan to such day.
     (c) Requirements of Law. If at any time a Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to the making, the commitment to make or the maintaining of any Eurodollar Loan or of agreeing to issue or participate in any Letters of Credit because of (i) any change after the date hereof in any law, governmental rule, regulation, guideline or order (including the introduction of any new law or governmental rule, regulation, guideline or order) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, including, without limitation, the imposition, modification or deemed applicability of any reserves, deposits or similar requirements (such as, for example, but not limited to, a change in official reserve requirements) or (ii) other circumstances affecting the London interbank Eurodollar market; then the Borrower shall pay to such Lender promptly upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender may determine in its sole discretion) as may be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.1(c), it shall provide prompt notice thereof to the Borrower, through the Agent, certifying (A) that one of the events described in this Section 4.1(c)

has occurred and describing in reasonable detail the nature of such event, (B) as to the increased cost or reduced amount resulting from such event and (C) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof; provided, that no such amount shall be payable with respect to any period commencing more than 90 days prior to the date such Lender first notifies the Borrower of its intention to demand compensation therefor under this Section.
     (d) Regulation D Compensation. In the event that a Lender is required to maintain reserves of the type contemplated by the definition of “Eurodollar Reserve Percentage”, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on the Eurodollar Loans, additional interest on the related Eurodollar Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i)(A) the applicable London Interbank Offered Rate divided by (B) one minus the Eurodollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Agent, in which case such additional interest on the Eurodollar Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after the giving of such notice and (y) shall notify the Borrower at least three Business Days prior to each date on which interest is payable on the Eurodollar Loans of the amount then due it under this Section. Each such notification shall be accompanied by such information as the Borrower may reasonably request.
     Each determination and calculation made by a Lender under this Section 4.1 shall, absent manifest error, be binding and conclusive on the parties hereto. Any conversions of Eurodollar Loans made pursuant to this Section 4.1 shall subject the Borrower to the payments required by Section 4.3 to the extent applicable. This Section shall survive termination of this Credit Agreement and the other Credit Documents and payment of the Loans and all other amounts payable hereunder.
     4.2 Capital Adequacy.
     If any Lender has determined that the adoption or becoming effective, after the date hereof, of any applicable law, rule or regulation regarding capital adequacy, or any change therein (after the date hereof), or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its parent corporation) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s (or parent corporation’s) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender (or its parent corporation) could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s (or parent corporation’s) policies with respect to capital adequacy), then, upon notice from such Lender (which shall include the basis and calculations in reasonable detail supporting the compensation requested in such notice), and receipt by the Borrower of such written notice from such Lender (with a copy to the Agent) the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender on an after tax basis (after taking into account applicable deductions and credits in respect of the amount so indemnified) for such reduction; provided, that no such amount shall be payable with respect to any period commencing more than 90 days prior to the date such Lender first notifies the Borrower of its intention to demand compensation therefor under this Section. Each determination by any Lender of amounts owing under this Section 4.2 shall, absent manifest error, be conclusive and binding on the parties hereto. The covenants of this Section 4.2 shall survive termination of this Credit Agreement and the other Credit Documents and the payment of the Loans and all other amounts payable hereunder.
     4.3 Compensation.
     The Borrower promises to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement, (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto and (d) the payment, continuation or conversion of a Eurodollar Loan on a day which is not the last day of the Interest Period applicable thereto or the failure to repay a Eurodollar Loan when required by the terms of this Credit Agreement. Such indemnification may include an amount equal to (i) an amount of interest calculated at the Eurodollar Rate which would have accrued on the amount in question, for the period from the date of such prepayment or of such failure to borrow, convert, continue or repay to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein minus (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.3, it shall provide prompt notice thereof to the Borrower, through the Agent, as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. The covenants in this Section 4.3 shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.
     4.4 Taxes.
     (a) Except as provided below in this Section 4.4, all payments made by the Borrower under this Credit Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official, excluding taxes measured by or imposed upon the net income of any Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes: (i) by the jurisdiction under the laws of which such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement or any Notes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to an Agent or any Lender hereunder or under any Notes, (A) the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement and any Notes; provided, however, that the Borrower shall be entitled to deduct and withhold any Non- Excluded Taxes and shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this Section 4.4 whenever any Non-Excluded Taxes are payable by the Borrower, and (B) as promptly as possible after requested, the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and any Lender for any incremental Non-Excluded Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this Section 4.4 shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.
     (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:
(i)	(A) on or before the date of any payment by the Borrower under this Credit Agreement or the Notes to such Lender, deliver to the Borrower and the Agent (x) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or any successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Credit Agreement and any Notes without deduction or withholding of any United States federal income taxes and (y) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax;

(B) deliver to the Borrower and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(C) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Agent; or
     (ii) in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (A) represent to the Borrower (for the benefit of the Borrower and the Agent) that it is not a bank within the meaning of Section 881 (c)(3)(A) of the Internal Revenue Code, (B) agree to furnish to the Borrower, on or before the date of any payment by the Borrower, with a copy to the Agent, two accurate and complete original signed copies of Internal Revenue Service Form W-8, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Internal Revenue Code with respect to payments to be made under this Credit Agreement and any Notes (and to deliver to the Borrower and the Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Agent for filing and completing such forms), and (C) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Credit Agreement and any Notes.
     Notwithstanding the above, if any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent, then such Lender shall be exempt from such requirements. Each Person that shall become a Lender or a participant of a Lender pursuant to Section 11.3 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection (b); provided, that in the case of a participant of a Lender, the obligations of such participant of a Lender pursuant to this subsection (b) shall be determined as if the participant of a Lender were a Lender except that such participant of a Lender shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.
     4.5 Replacement of Lenders.
     The Agent and each Lender shall use reasonable efforts to avoid or mitigate any increased cost or suspension of the availability of an interest rate under Sections 4.1 through 4.4 above to the greatest extent practicable (including transferring the Loans to another lending office or Affiliate of a Lender) unless, in the opinion of the Agent or such Lender, such efforts would be likely to have an adverse effect upon it. In the event a Lender makes a request to the Borrower for additional payments in accordance with Section 4.1, 4.2 or 4.4, or suspends Eurodollar Loans under Section 4.1, then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense (such expense to include any transfer fee payable to the Agent under Section 11.3(b) and any expense pursuant to Section 4) and in its sole discretion, require such Lender to transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms and conditions of Section 11.3(b)), all of its interests, rights and obligations under this Credit Agreement to an Eligible Assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (a) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (b) the Borrower or such assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Loans hereunder held by such assigning Lender and all other amounts owed to such assigning Lender hereunder, including amounts owed pursuant to Sections 4.1 through 4.4.
SECTION 5.
CONDITIONS PRECEDENT
     5.1 Closing Conditions.
     The obligation of the Lenders to enter into this Credit Agreement is subject to satisfaction (or waiver) of the following conditions:

     (a) Executed Credit Documents. Receipt by the Agent of duly executed copies of (i) this Credit Agreement, (ii) the Notes, (iii) the Collateral Documents and (iv) all other Credit Documents, each in form and substance acceptable to the Lenders.
     (b) Organizational Documents. Receipt by the Agent of the following:
     (i) Partnership Documents. With respect to each Credit Party that is a partnership, a copy of the partnership agreement of such Credit Party, together with all amendments thereto certified to be true and complete by the appropriate Governmental Authority of the State of organization of such Credit Party and certified by an Authorized Officer of such Credit Party to be true and correct as of the Effective Date.
     (ii) Limited Liability Company Documents. With respect to each Credit Party that is a limited liability company, the following:
     (A) Certificate of Formation. A copy of the certificate of formation of such Credit Party certified to be true and complete by the appropriate Governmental Authorities of the State of organization of such Credit Party and certified by an Authorized Officer of such Credit Party to be true and correct as of the Effective Date.
     (B) LLC Agreement. A copy of the LLC Agreement of such Credit Party certified by an Authorized Officer of such Credit Party to be true and correct as of the Effective Date.
     (iii) Corporate Documents. With respect to each Credit Party that is a corporation, the following:
     (A) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of such Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authorities of the state of its incorporation and certified by an Authorized Officer of such Credit Party to be true and correct as of the Effective Date.
     (B) Bylaws. A copy of the bylaws of such Credit Party certified an Authorized Officer of such Credit Party to be true and correct as of the Effective Date.
     (iv) Resolutions. Copies of resolutions, as appropriate, approving and adopting the Credit Documents to which each Credit Party is a party, the transactions contemplated therein and authorizing execution and delivery thereof and certified by an Authorized Officer of the Borrower to be in full force and effect as of the Effective Date.
     (v) Good Standing. Copies of certificates of good standing, existence or their equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the State of organization of such Credit Party.
     (vi) Incumbency. An incumbency certificate certified by an Authorized Officer of the applicable Credit Parties to be true and correct as of the Effective Date.

     (c) Opinion of Counsel. Receipt by the Agent of an opinion from legal counsel to the Credit Parties, addressed to the Agent on behalf of the Lenders and dated as of the Effective Date, in form and substance satisfactory to the Agent.
     (d) Asset Transfer. Receipt by the Lenders of such information as reasonably requested regarding the transfer of assets from Duke Energy Field Services, LLC and its Subsidiaries and Affiliates to the Parent as of the Closing Date, including copies of all documentation evidencing such transfer (the “Initial Asset Acquisition”).
     (e) IPO. Receipt by the Agent of confirmation that an initial public offering has been consummated by the Parent (or is simultaneously being consummated by the Parent), on terms acceptable to the Lenders, that results in net cash proceeds to the Parent of not less than $100,000,000.
     (f) Financial Statements/Ownership Structure. Receipt by the Lenders of such financial information or other information regarding the Credit Parties and their assets, and the ownership of same, as the Lenders may reasonably request, including without limitation, information regarding the Initial Asset Acquisition.
     (g) Collateral. Receipt of the Agent of (i) Permitted Cash Collateral with a value of not less than the Required Collateral Amount, calculated after giving effect to the making of the Term Loan on the Closing Date and (ii) such other documentation and information as required herein or by the Collateral Documents.
     (h) Fees and Expenses. Payment by the Borrower of all fees and expenses owed by it to the Lenders, the Agent and the Co-Lead Arrangers, including, without limitation, payment to the Agent of the fees set forth in the Fee Letter.
     (i) Litigation. As of the Closing Date, there shall be no material actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or threatened against a Credit Party which are likely to be decided adversely to such Credit Party and if so decided would have a Material Adverse Effect.
     (j) Material Adverse Effect. As of the Closing Date, no event or condition shall have occurred since December 31, 2004 that would have or would be reasonably expected to have a Material Adverse Effect.
     (k) Certificate. The Agent shall have received a certificate or certificates executed by an Approved Officer of the Parent, on behalf of the Credit Parties, as of the Closing Date stating that (i) each Credit Party is in compliance with all existing financial obligations, unless such non-compliance would not have a Material Adverse Effect, (ii) no action, suit, investigation or proceeding is pending or, to such officer’s knowledge, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect a Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding is likely to be adversely determined and if adversely determined would have a Material Adverse Effect, (iii) the financial statements and information delivered to the Agent on or before the Closing Date were prepared in good faith and in accordance with GAAP, (iv) all consents and approvals of board of directors, equity holders, general partners, Governmental Authorities and third parties necessary in connection with the Initial Asset Acquisition, the IPO and the Credit Documents have been obtained, and (v) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated herein and therein to occur on such date, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects on and as of the date made.
     (l) Patriot Act. Receipt by the Agent at least five (5) Business Days prior to the Closing Date of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.
     (m) Account Designation Letter. Receipt by the Agent of an executed counterpart of the Account Designation Letter.
     (n) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.
     (l) Minimum Commitments. The aggregate amount of Commitments of all Lenders on the Closing Date shall be not less than $400,000,000.
     5.2 Conditions to Loans and Issuances of Letters of Credit.
     In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make new Loans nor shall an Issuing Lender be required to issue, renew or extend a Letter of Credit (and the Lenders shall not be obligated to participate in any Letter of Credit) unless:
     (a) Request. The Borrower shall have timely delivered (i) in the case of any new Revolving Loan or Term Loan, to the Agent, an appropriate Notice of Borrowing, duly executed and completed, by the time specified in Section 2.1, (ii) in the case of any Letter of Credit, to the applicable Issuing Lender, an appropriate request for issuance of a Letter of Credit in accordance with the provisions of Section 2.2 and (iii) in the case of any Swingline Loan, to the Swingline Lender, an appropriate Notice of Borrowing, duly executed and completed, by the time specified in Section 2.8.
     (b) Representations and Warranties. The representations and warranties made by the Credit Parties in this Credit Agreement are true and correct in all material respects at and as if made as of the date of the funding of the Loans or the issuance, renewal or extension of the Letters of Credit, as applicable (except to the extent such representations and warranties expressly and exclusively relate to an earlier date).
     (c) No Default. No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto.
     (d) Availability. Immediately after giving effect to the making of a Loan (and the application of the proceeds thereof) or to the issuance of a Letter of Credit, as the case may be, the amount of Loans and LOC Obligations outstanding shall not exceed the maximum permitted by Sections 2.1, 2.2 and 2.8.
     (e) Cash Collateral. In the case of any new Term Loan, the Borrower shall have deposited into the Cash Collateral Account sufficient Permitted Cash Collateral so that, after giving effect to the making of such Term Loan, the value of all Permitted Cash Collateral maintained in the Cash Collateral Account is not less than the Required Collateral Amount.

     The delivery of each Notice of Borrowing and each request for a Letter of Credit shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c) and (d) above.
SECTION 6.
REPRESENTATIONS AND WARRANTIES
     Each Credit Party hereby represents and warrants to each Lender that:
     6.1 Organization and Good Standing.
     Each Credit Party (a) is a limited partnership, limited liability company or a corporation duly formed, validly existing and in good standing under the laws of the state of its formation, (b) is duly qualified and in good standing and authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.
     6.2 Due Authorization.
     Each Credit Party (a) has the requisite power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (b) has been authorized by all necessary corporate, partnership or limited liability company action to execute, deliver and perform this Credit Agreement and the other Credit Documents.
     6.3 No Conflicts.
     Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated herein and therein, nor performance of and compliance with the terms and provisions hereof and thereof by any Credit Party will (a) violate or conflict with any provision of its organizational documents or bylaws, (b) materially violate, contravene or conflict with any law (including without limitation, the Public Utility Holding Company Act of 1935, as amended), regulation (including without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) materially violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound or (d) result in or require the creation of any Lien upon or with respect to its properties other than the Liens hereunder and under the Collateral Documents.
     6.4 Consents.
     No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents that has not been obtained.
     6.5 Enforceable Obligations.
     This Credit Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of each Credit Party which is a party thereto enforceable against such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.
     6.6 Financial Condition/Material Adverse Effect.
     The financial statements delivered to the Lenders pursuant to Section 7.1(a) and (b): (i) have been prepared in accordance with GAAP (subject to the provisions of Section 1.3) and (ii) present fairly the financial condition, results of operations and cash flows of the Parent and its Subsidiaries as of such date and for such periods (subject, in the case of interim statements, to normal year-end adjustments and the absence of footnotes). Since the Effective Date, there has been no event or circumstance that, either individually or collectively, has had or would reasonably be expected to have a Material Adverse Effect.
     6.7 Taxes.
     Each Credit Party and each of its Subsidiaries has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except (a) for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP or (b) where such nonfiling or nonpayment would not have a Material Adverse Effect.
     6.8 Compliance with Law.
     Each Credit Party and each of its Subsidiaries is in compliance with all laws, rules, regulations, orders, decrees and requirements of Governmental Authorities applicable to it or to its properties (including, without limitation, ERISA, the Code and Environmental Laws), except where the necessity of compliance therewith is being contested in good faith by appropriate proceedings or such failure to comply would not have or would not be reasonably expected to have a Material Adverse Effect.
     6.9 Use of Proceeds; Margin Stock.
     The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 7.7. None of such proceeds will be used for the purpose of (a) purchasing or carrying any “margin stock” as defined in Regulation U or Regulation X, (b) for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry “margin stock”, (c) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X or (d) for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such acquisition.
     6.10 Government Regulation.
     Each Credit Party and each of its Subsidiaries is exempt from the registration provisions of the Public Utility Holding Company Act of 1935, as amended. No Credit Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

     6.11 Solvency.
     Each Credit Party is and, after the consummation of the transactions contemplated by this Credit Agreement, will be Solvent.
     6.12 Environmental Matters.
     Except as would not result or be reasonably expected to result in a Material Adverse Effect: (a) each of the properties of the Credit Parties (the “Properties”) and all operations at the Properties are in compliance with all applicable Environmental Laws, (b) there is no violation of any Environmental Law with respect to the Properties or the businesses operated by the Credit Parties (the “Businesses”), and (c) there are no conditions relating to the Businesses or Properties that would reasonably be expected to give rise to a liability under any applicable Environmental Laws.
     6.13 Subsidiaries.
     Set forth on Schedule 6.13 is a complete and accurate list of all Credit Parties and their Subsidiaries, and the ownership of same, as such Schedule 6.13 may be updated from time to time.
     6.14 Litigation.
     There are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of a Credit Party, threatened against such Credit Party which (a) are likely to be decided adversely against such Credit Party and (b) if so decided would have or would reasonably be expected to have a Material Adverse Effect.
     6.15 Collateral.
     This Credit Agreement and the Collateral Documents create valid security interests in, and Liens on, the Cash Collateral, which security interests and Liens are perfected first priority Liens prior to all other Liens. The value of the Permitted Cash Collateral is greater than or equal to the Required Collateral Amount.
     6.16 Material Contracts.
     Each Credit Party and each of its Subsidiaries is in compliance with all contracts necessary for the ongoing operation and business of such Credit Party or Subsidiary in the ordinary course except where the failure to comply would not have or would not reasonably be expected to have a Material Adverse Effect.
     6.17 Anti-Terrorism Laws.
     Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act (as defined in Section 11.17(b)). None of the Credit Parties (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
     6.18 Compliance with OFAC Rules and Regulations.
     None of the Credit Parties or their Subsidiaries or their respective Affiliates (a) is a Sanctioned Person, (b) has more than 15% of its assets in Sanctioned Countries, or (c) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
     6.19 Compliance with FCPA.
     Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Credit Parties and their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.
SECTION 7.
AFFIRMATIVE COVENANTS
     Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans and LOC Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments and Letters of Credit shall have terminated:
     7.1 Information Covenants.
     The Borrower will furnish, or cause to be furnished, to the Agent for further distribution to each Lender:
     (a) Annual Financial Statements. As soon as available, and in any event within 95 days after the close of each fiscal year of the Parent, a consolidated balance sheet of the Parent as of the end of such fiscal year, together with a related consolidated income statement and related statements of cash flows, capitalization and retained earnings for such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all such financial information described above to be audited by independent certified public accountants of recognized national standing and whose opinion, which shall be furnished to the Agent, shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur); provided, that the Parent’s Form 10-K Annual Report as filed with the Securities and Exchange Commission, without exhibits, will satisfy the requirements of this Section 7.1(a).

     (b) Quarterly Financial Statements. As soon as available, and in any event within 50 days after the close of each fiscal quarter of the Parent (other than the fourth fiscal quarter) a consolidated balance sheet of the Parent as of the end of such fiscal quarter, together with a related consolidated income statement and related statement of cash flows for such fiscal quarter in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, and accompanied by a certificate of an Approved Officer of the Parent to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Parent and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments to same; provided, that the Parent’s Form 10-Q Quarterly Report as filed with the Securities and Exchange Commission, without exhibits, will satisfy the requirements of this Section 7.1(b).
     (c) Operating Budget and Cash Flow Projections. As soon as available, and in any event no later than the last day of February of each fiscal year of the Parent, operating budget and cash flow projections of the Parent and its Subsidiaries prepared on a monthly or quarterly basis and otherwise in such form as the Agent may reasonably request; provided, however, that such operating budget and cash flow projections shall not be required if as of the last day of December of the previous fiscal year the Parent has an Investment Grade Rating.
     (d) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of an Approved Officer of the Parent, substantially in the Form of Exhibit 7.1(d), (i) demonstrating compliance with the financial covenants contained in Section 7.10 by calculation thereof as of the end of each such fiscal period, beginning with the fiscal quarter ending March 31, 2006, (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Parent or the Borrower proposes to take with respect thereto, (iii) setting forth the amount of Off Balance Sheet Indebtedness of the Parent and its Subsidiaries as of the end of each such fiscal period, (iv) updating Schedule 6.13 with respect to Subsidiaries, if appropriate, (v) providing information to evidence compliance with Sections 7.12, 8.2(m), 8.4(i), 8.6(g) and 8.7(g) and (vi) providing such other information to evidence compliance with this Credit Agreement as reasonably requested by the Agent.
     (e) Reports. Promptly upon transmission or receipt thereof, copies of any material filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency.
     (f) Notices. Within five Business Days after any officer of a Credit Party with responsibility relating thereto obtaining knowledge thereof, such Credit Party will give written notice to the Agent immediately of (i) the occurrence of a Default or Event of Default, specifying the nature and existence thereof and what action such Credit Party proposes to take with respect thereto, and (ii) the occurrence of any of the following with respect to a Credit Party: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Credit Party the claim of which is likely to be decided adversely to such Credit Party and, if adversely determined, would have or would be reasonably expected to have a Material Adverse Effect or (B) the institution of any proceedings against such Credit Party with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any federal, state or local law, rule or regulation (including, without limitation, any Environmental Law) that is likely to be decided adversely to such Credit Party and, if adversely decided, would have a Material Adverse Effect.

     (g) ERISA. Upon a Credit Party or any ERISA Affiliate obtaining knowledge thereof, such Credit Party will give written notice to the Agent promptly (and in any event within five Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would be reasonably expected to lead to, a Termination Event if such Termination Event would have a Material Adverse Effect; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against a Credit Party or any ERISA Affiliate, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which a Credit Party or any of its Subsidiaries or ERISA Affiliates is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that would have or would be reasonably expected to have a Material Adverse Effect; together, with a description of any such event or condition or a copy of any such notice and a statement by an officer of a Credit Party briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken with respect thereto. Promptly upon request, a Credit Party shall furnish the Agent and each of the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).
     (h) Debt Rating Changes. Upon any change in its Debt Rating, the Parent shall promptly deliver such information to the Agent.
     (i) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Credit Parties and their Subsidiaries as the Agent or any Lender may reasonably request.
     Information required to be delivered pursuant to Sections 7.1(a), 7.1(b) and 7.1(e) shall be deemed to have been delivered on the earlier of (A) the date on which such information is posted by the Agent on behalf of the Credit Parties on IntraLinks, Syndtrak or other electronic medium chosen by the Administrative Agent or (B) the date on which a Credit Party provides notice to the Agent for further delivery to each Lender by the Borrower that such information has been posted on the Securities and Exchange Commission website on the Internet at ww.sec.gov/edgar/searchedgar/webusers.htm or at another website identified in such notice and accessible by the Lenders without charge; provided, that (i) any such notice may be included in a certificate delivered pursuant to Section 7.1(d) and (ii) the Credit Parties shall deliver paper copies of the information referred to in Sections 7.1(a), 7.1(b) and 7.1(e), to any Lender that requests such delivery.
     7.2 Preservation of Existence and Franchises.
     Each Credit Party will, and will cause each Subsidiary to, do all things necessary to preserve and keep in full force and effect its existence and rights, franchises and authority; provided, however, that, subject to Section 8.3, a Credit Party shall not be required to preserve any such existence, right or franchise if it in good faith determines that preservation thereof is no longer necessary or desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Lenders.

     7.3 Books and Records.
     Each Credit Party will keep, and will cause each of its Subsidiaries to keep, complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).
     7.4 Compliance with Law.
     Each Credit Party will comply, and will cause each of its Subsidiaries to comply, with all laws (including, without limitation, all Environmental Laws and ERISA laws), rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property, unless (a) the failure to comply would not have or would not reasonably be expected to have a Material Adverse Effect or (b) the necessity of compliance therewith is being contested in good faith by appropriate proceedings.
     7.5 Payment of Taxes and Other Indebtedness.
     Each Credit Party will, and will cause each of its Subsidiaries to, pay, settle or discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due; provided, however, that a Credit Party shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which (i) is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP or (ii) the nonpayment of which would not have a Material Adverse Effect.
     7.6 Maintenance of Property; Insurance.
     (a) Each Credit Party will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.
     (b) Each Credit Party will, and will cause each of its Subsidiaries to, maintain (either in the name of such Credit Party or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against by companies of established repute engaged in the same or a similar business; provided, that self-insurance by a Credit Party or any such Subsidiary shall not be deemed a violation of this covenant to the extent that companies engaged in similar businesses and owning similar properties in the same general areas in which such Credit Party or such Subsidiary operates self-insure.
     7.7 Use of Proceeds.
     The proceeds of the Revolving Loans may be used solely (a) to help fund the purchase of the Initial Asset Acquisition, (b) to make cash distributions to the general partner of the Parent on the Effective Date in connection with the Initial Asset Acquisition and (b) for working capital and other general corporate purposes of the Credit Parties. The proceeds of the Term Loans shall be used (a) to make cash distributions to the general partner of the Parent and (b) to make cash distributions to the Parent who will then make cash distributions to or repurchase limited partnership interests from an affiliate of the general partner of the Parent that is also a partner of the Parent. The proceeds of the Swingline Loans may be used solely for working capital and other general corporate purposes of the Credit Parties. The Borrower will use the Letters of Credit solely for the purposes set forth in Section 2.2(a).
     7.8 Audits/Inspections.
     Upon reasonable notice and during normal business hours, each Credit Party will, and will cause its Subsidiaries to, permit representatives appointed by the Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Credit Parties’ and their Subsidiaries’ property, including their books and records, their accounts receivable and inventory, the Credit Parties’ and their Subsidiaries’ facilities and their other business assets, and to make photocopies or photographs thereof and to write down and record any information such representatives obtain and shall permit the Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of each Credit Party and its Subsidiaries.
     7.9 Maintenance of Ownership.
     Each Credit Party will maintain ownership of all Capital Stock of each Subsidiary that is a Credit Party, directly or indirectly, free and clear of all Liens except as permitted by Section 8.3 and Section 8.4.
     7.10 Financial Covenants.
     (a) Consolidated Leverage Ratio. The Consolidated Leverage Ratio, as at the end of each fiscal quarter of the Parent (beginning with the fiscal quarter ending March 31, 2006), shall be less than or equal to 4.75 to 1.0; provided that subsequent to the consummation of a Qualified Acquisition, the Consolidated Leverage Ratio, as at the end of the three consecutive fiscal quarters following such Qualified Acquisition, shall be less than or equal to 5.25 to 1.0.
     (b) Consolidated Interest Coverage Ratio. The Consolidated Interest Coverage Ratio, as at the end of each fiscal quarter of the Parent (beginning with the fiscal quarter ending March 31, 2006), shall (i) prior to the Investment Grade Rating Date, be greater than or equal to 3.0 to 1.0 and (ii) subsequent to the Investment Grade Rating Date, be greater than or equal to 2.5 to 1.0.
     For purposes of calculating compliance with the financial covenants set forth in this Section 7.10:
     (i) with respect to the Initial Asset Acquisition, Consolidated EBITDA and Consolidated Interest Expense shall, for the first twelve months subsequent to the Effective Date, be calculated on an annualized 365 day basis for the number of days actually elapsed since the Effective Date until the date of determination; and
     (ii) with respect to all Permitted Acquisitions subsequent to the Effective Date, Consolidated EBITDA and Consolidated Interest Expense with respect to such newly acquired assets shall be calculated on a proforma basis as if such acquisition had occurred at the beginning of the applicable twelve month period of determination.
     7.11 Material Contracts.
     Each Credit Party will comply, and will cause its Subsidiaries to comply, with all contracts necessary for the ongoing operation and business of such Credit Party or Subsidiary in the ordinary course, except where the failure to comply would not have or would not reasonably be expected to have a Material Adverse Effect.
     7.12 Additional Guarantors.
               If (a) as of the end of any fiscal quarter of the Parent or (b) at the time any Qualified Acquisition is consummated, the Subsidiaries of the Parent that are not Credit Parties hereunder (the “Non-Guarantor Subsidiaries”) constitute more than either (collectively, the “Threshold Requirements”):
     (i) twenty percent (20%), in the aggregate, of Consolidated Net Tangible Assets, or
     (ii) twenty percent (20%), in the aggregate, of Consolidated Net Income, the Borrower shall promptly notify the Agent and shall, within ten Business Days thereof (A) cause one or more Subsidiaries to become a “Guarantor” pursuant to a Joinder Agreement in the form of Exhibit 7.12 and to execute and deliver such other documents as requested by the Agent and (B) deliver to the Agent documents of the types referred to Section 5.1(b) as well as opinions of counsel to such Subsidiary (which shall cover, among other things, legality, validity, binding effect and enforceability), all in form, content and scope satisfactory to the Agent, such that immediately after the joinder of such Subsidiary or Subsidiaries as Guarantors hereunder, the remaining Non-Guarantor Subsidiaries shall not exceed, in the aggregate, either of the Threshold Requirements.
     7.13 Cash Collateral.

     (a) The Borrower shall maintain the Cash Collateral Account at all times that any portion of the Term Loans shall remain outstanding.
     (b) The Borrower shall, at all times, maintain Permitted Cash Collateral in the Cash Collateral Account with a value greater than or equal to the following (the “Required Collateral Amount”): (i) if all Permitted Cash Collateral is comprised entirely of Tier 1 Permitted Cash Collateral, 100% of the principal amount of all outstanding Term Loans, (ii) if Permitted Cash Collateral is not comprised entirely of Tier 1 Permitted Cash Collateral but is not composed of any Tier 3 Permitted Cash Collateral, 100.5% of the principal amount of all outstanding Term Loans or (iii) if any Permitted Cash Collateral is comprised of any Tier 3 Permitted Cash Collateral, 101% of the principal amount of all outstanding Term Loans. If, at any time, the Required Collateral Amount exceeds the value of the Permitted Cash Collateral, the Borrower shall immediately deposit additional Permitted Cash Collateral into the Cash Collateral Account to eliminate such excess. In accordance with the terms of the Account Control Agreement, the Borrower shall direct the investment of items deposited into the Cash Collateral Account; provided, that (1) all Cash Collateral shall consist of Permitted Cash Collateral at all times and (2) the Borrower shall not be permitted to sell any Permitted Cash Collateral prior to its stated maturity (if any) during the first two months following the Closing Date except pursuant to Section 7.13(c). The Borrower shall treat all income, gains or losses from the investment of items in the Cash Collateral Account as its own income or loss, and the Agent and the Lenders shall have no liability for any such gain or loss.
     (c) Upon any prepayment of the Term Loans, the Borrower shall be permitted to liquidate and/or withdraw Cash Collateral from the Cash Collateral Account in an amount up to such prepayment; provided, that after such withdrawal, the value of the Permitted Cash Collateral shall be greater than or equal to the Required Collateral Amount, as calculated after giving effect of such prepayment of the Term Loans. In the event that the Borrower shall elect to make such a withdrawal, the Agent shall direct the Intermediary to liquidate the applicable Cash Collateral and remit the proceeds to the Borrower.
     (d) If, at the end of any fiscal quarter of the Parent, the value of the Permitted Cash Collateral exceeds 102% of the principal amount of the Term Loans outstanding at such time, then, upon the request of the Borrower, provided no Default or Event of Default has occurred and is continuing, the Agent shall direct the Intermediary to pay and transfer to the Borrower cash, to the extent available, in the Cash Collateral Account in an amount equal to such excess.
     (e) To secure the prompt payment in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Term Loans, the Borrower hereby grants to the Agent, for the ratable benefit of the Lenders, a continuing security interest in, and a right to set off against, any and all right, title and interest of the Borrower in and to the Cash Collateral Account and the Cash Collateral and all other amounts maintained in the Cash Collateral Account.
SECTION 8.
NEGATIVE COVENANTS
     Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans and LOC Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments and Letters of Credit shall have terminated:

     8.1 Nature of Business.
     No Credit Party will, nor will it permit any of its Subsidiaries to (whether now owned or acquired or formed subsequent to the Closing Date), materially alter the character of their business on a consolidated basis from the midstream energy business.
     8.2. Liens.
     No Credit Party will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it or any of its Subsidiaries, except for the following:
     (a) Liens in favor of the Lenders securing Indebtedness under this Credit Agreement.
     (b) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section 8.2; provided, that such Indebtedness is not increased and is not secured by any additional assets.
     (c) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP.
     (d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and interest owners of oil and gas production and other Liens imposed by law, created in the ordinary course of business and for amounts not past due for more than 60 days or which are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens, are promptly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP.
     (e) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts.
     (f) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property.
     (g) Liens with respect to judgments and attachments which do not result in an Event of Default.
     (h) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other obligations arising in the ordinary course of business.
     (i) rights of first refusal entered into in the ordinary course of business.
     (j) Liens consisting of any (i) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of a Credit Party or any Subsidiary or to use such property in any manner which does not materially impair the use of such property for the purpose for which it is held by a Credit Party or any such Subsidiary, (ii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (iii) zoning laws, ordinances or municipal regulations.
     (k) Liens on deposits required by any Person with whom a Credit Party or any Subsidiary enters into forward contracts, futures contracts, swap agreements or other commodities contracts in the ordinary course of business.
     (l) other Liens, including Liens imposed by Environmental Laws, arising in the ordinary course of its business which (i) do not secure Indebtedness (other than Liens on cash and cash equivalents that secure letters of credit), (ii) do not secure any obligation in an amount exceeding $10,000,000 at any time and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business.
     (m) (i) prior to the Investment Grade Rating Date only, Liens securing, or in respect of, purchase money obligations for fixed or capital assets and obligations under Capital Leases; provided, that (A) any such Lien attaches to such property concurrently with such acquisition; (B) such Lien attaches solely to the property so acquired in such transaction; (C) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of such acquisition and (D) the aggregate Indebtedness being secured by such Liens does not exceed at any one time 3% of Consolidated Tangible Net Assets or (ii) subsequent to the Investment Grade Debt Rating only, other Liens securing Indebtedness or obligations in an amount not to exceed, in the aggregate, at any one time 10% of Consolidated Tangible Net Assets.
     (n) after the Investment Grade Rating Date, any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower, the Parent or any Subsidiary and not created in contemplation of such event.
     (o) after the Investment Grade Rating Date, any Lien existing on any asset prior to the acquisition thereof by the Borrower, the Parent or any Subsidiary and not created in contemplation of such acquisition.
     8.3 Consolidation and Merger.
     A Credit Party will not, and will not permit any of its Subsidiaries to, (a) enter into any transaction of merger or (b) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided, that: (i) a Person (including a Subsidiary of the Borrower) may be merged or consolidated with or into the Borrower or the Parent so long as (A) the Borrower or the Parent, as the case may be, shall be the continuing or surviving entity, (B) no Default or Event of Default shall exist or be caused thereby, (C) if the Parent has a Debt Rating at the time of such merger or consolidation, the Parent is not downgraded by a Designated Rating Agency as a result of such transaction to a rating below an Investment Grade Rating (or equivalent rating if the Parent has selected a Designated Rating Agency other than S&P or Moody’s), as applicable and (D) the Borrower remains liable for its obligations under this Credit Agreement and all the rights and remedies hereunder remain in full force and effect, and (ii) a Subsidiary of the Parent may merge with or into another Subsidiary of the Parent; provided that if one of such Subsidiaries is a Guarantor, the surviving entity must be a Guarantor.

     8.4 Dispositions.
     A Credit Party will not make, nor permit its Subsidiaries to make any Disposition except:
     (a) Dispositions of inventory in the ordinary course of business;
     (b) Dispositions of machinery and equipment no longer used or useful in the conduct of business of a Credit Party and its Subsidiaries that are Disposed of in the ordinary course of business;
     (c) Dispositions of assets to a Credit Party;
     (d) Dispositions of Investments permitted under Section 8.7;
     (e) Dispositions of accounts receivable in connection with the collection or compromise thereof;
     (f) Dispositions of licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of a Credit Party and its Subsidiaries;
     (g) Dispositions of Cash Equivalents for fair market value;
     (h) Dispositions in which: (i) the assets being disposed are used simultaneously in exchange for replacement assets or (ii) the net proceeds thereof are either (A) reinvested within 180 days from such Disposition in assets to be used in the ordinary course of the business of the Parent and its Subsidiaries and/or (B) used to permanently reduce the Revolving Committed Amount on a dollar for dollar basis.
     (i) other Dispositions not exceeding in the aggregate for all Credit Parties and their Subsidiaries (i) 10% of Consolidated Net Tangible Assets in any fiscal year and (ii) 25% of Consolidated Net Tangible Assets during the term of this Credit Agreement.
     8.5 Transactions with Affiliates.
     A Credit Party will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any officer, director, employee or Affiliate (other than another Credit Party) unless any and all such transactions between a Credit Party and its Subsidiaries on the one hand and any officer, director, employee or Affiliate (other than another Credit Party) on the other hand, shall be on an arms-length basis and on terms no less favorable to such Credit Party or such Subsidiary than could have been obtained from a third party who was not an officer, director, employee or Affiliate (other than another Credit Party); provided, that the foregoing provisions of this Section shall not (a) prohibit a Credit Party and each Subsidiary from declaring or paying any lawful dividend or distribution otherwise permitted hereunder, (b) prohibit a Credit Party or a Subsidiary from providing credit support for its Subsidiaries as it deems appropriate in the ordinary course of business, (c) prohibit a Credit Party or a Subsidiary from engaging in a transaction or transactions that are not on an arms-length basis or are not on terms as favorable as could have been obtained from a third party, provided that such transaction or transactions occurs within a related series of transactions, which, in the aggregate, are on an arms-length basis and are on terms as favorable as could have been obtained from a third party, (d) prohibit a Credit Party or a Subsidiary from engaging in non-material transactions with any Credit Party that are not on an arms-length basis or are not on terms as favorable as could have been obtained from a third party but are in the ordinary course of such Credit Party’s or such Subsidiary’s business, so long as, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (e) prohibit a Credit Party from entering into any of the agreements to be entered into by various Credit Parties in connection with the Initial Asset Acquisition and the transactions related thereto, (f) prohibit a Credit Party from engaging in a transaction with an Affiliate if such transaction has been approved by the Conflicts Committee, or (g) prohibit a Credit Party from entering into any of the agreements listed on Schedule 8.5.
     8.6 Indebtedness.
     No Credit Party will, nor will it permit its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Credit Documents;
     (b) Investments permitted under Section 8.7 that would constitute Indebtedness;
     (c) obligations (contingent or otherwise) of a Credit Party or any Subsidiary existing or arising under (i) any Credit Facility Swap Contract or (ii) any other Swap Contract; provided that with respect to clauses (i) and (ii) above (A) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (B) such Credit Facility Swap Contract or Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
     (d) current liabilities of the Credit Parties or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
     (e) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of this Credit Agreement;
     (f) Indebtedness in respect of judgments or awards only to the extent, for the period and for an amount not resulting in a Default or Event of Default;
     (g) other unsecured Indebtedness in an aggregate amount not to exceed, at any one time outstanding, the greater of (i) $50,000,000 and (ii) 10% of Consolidate Net Tangible Assets; and
     (h) secured Indebtedness to the extent permitted by Section 8.2(m).
     8.7 Investments.
     No Credit Party will, nor will it permit its Subsidiaries to, make any Investments, except:
     (a) Investments held by a Credit Party or a Subsidiary in the form of cash or Cash

Equivalents;
     (b) Investments in any Subsidiary.
     (c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (d) Investments in Permitted Acquisitions and capital expenditures in the ordinary course.
     (e) Investments in Credit Facility Swap Contracts and other Swap Contracts permitted by Section 8.6;
     (f) Loans and advances to the general partner of the Borrower or the Parent to enable such general partner of the to pay general and administrative costs and expenses pursuant to the partnership agreement of the Borrower or Parent, as applicable; and
     (g) other Investments in an aggregate amount not to exceed, at any one time outstanding, $25,000,000.
     8.8 Restricted Payments.
     No Credit Party will, nor will it permit its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (a) a Credit Party or Subsidiary may make Restricted Payments to a Credit Party;
     (b) a Credit Party or Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock of such Person;
     (c) cash distributions may be made and redemption of limited partnership units may occur with the proceeds of the Term Loan, the initial draw of Revolving Loans on the Closing Date and the proceeds of the IPO, in each case in connection with the Initial Asset Acquisition;
     (d) as long as no Default or Event of Default exists and is continuing, the Credit Parties may make quarterly cash distributions in an amount not to exceed Available Cash for such period; and
     (e) the Parent or Borrower may repurchase their respective limited partnership units in an aggregate amount not exceeding $5,000,000 in any fiscal year.

SECTION 9.
EVENTS OF DEFAULT
     9.1 Events of Default.
     An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
     (a) Payment. A Credit Party shall: (i) default in the payment when due of any principal amount of any of the Loans or of any reimbursement obligation arising from drawings under any Letters of Credit; or (ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.
     (b) Representations. Any representation, warranty or statement made or deemed to be made by a Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to have been untrue in any material respect on the date as of which it was deemed to have been made.
     (c) Covenants. A Credit Party shall:
     (i) default in the due performance or observance of any term, covenant or agreement contained in Section 7.1(f), 7.8, 7.10, 7.11, 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7 or 8.8; or
     (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), or (c)(i) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of (A) a Responsible Officer of a Credit Party becoming aware of such default or (B) notice of such default is given by the Agent or a Lender to the Borrower.
     (d) Credit Documents.
     (i) Any Credit Document shall fail to be in full force and effect or a Credit Party shall so assert or any Credit Document shall fail to give the Agent and/or the Lenders the rights, powers and privileges purported to be created thereby; or
     (ii) The Agent shall cease to have a valid, perfected, first priority Lien on the Cash Collateral in the Cash Collateral Account for any reason.
     (e) Bankruptcy, etc. The occurrence of any of the following with respect to a Credit Party or a Subsidiary (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Credit Party or Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Credit Party or Subsidiary or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against such Credit Party or Subsidiary and such petition remains unstayed and in effect for a period of 90 consecutive days; or (iii) such Credit Party or Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) such Credit Party or Subsidiary shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.
     (f) Defaults under Other Agreements. With respect to any Indebtedness, including any Off Balance Sheet Indebtedness, in excess of the greater of (i) $10,000,000 or (ii) the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $100,000,000 (other than Indebtedness outstanding under this Credit Agreement) of a Credit Party or any Subsidiary such Credit Party or such Subsidiary shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness or fail to timely pay such Indebtedness when due, or (B) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition in this clause (B) is to cause any such Indebtedness to become due prior to its stated maturity.
     (g) Judgments. One or more judgments, orders, or decrees shall be entered against a Credit Party or a Subsidiary involving a liability, in the aggregate, in excess of the greater of (i) $10,000,000 or (ii) the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $50,000,000 (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (ii) 45 days.
     (h) ERISA. The occurrence of:
     (i) any of the following events or conditions which could result in a liability of a Credit Party or an ERISA Affiliate, in the aggregate, in excess of the greater of (i) $10,000,000 or (ii) the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $25,000,000: (A) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower or any ERISA Affiliate in favor of the PBGC or a Plan; or (B) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which would be reasonably expected to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or
     (ii) any of the following events or conditions which could result in a liability of a Credit Party or an ERISA Affiliate, in the aggregate, in excess of the greater of (i) $10,000,000 or (ii) the lesser of (x) three percent (3%) of Consolidated Net Tangible

Assets and (y) $50,000,000: (A) a Termination Event shall occur with respect to a Single Employer Plan which is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; or (B) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan which is, in the reasonable opinion of the Agent, likely to result in (x) the termination of such Plan for purposes of Title IV of ERISA, or (y) the Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan.
     (i) Change of Control. The occurrence of any Change of Control.
     9.2 Acceleration; Remedies.
     Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders (or the Lenders as may be required hereunder), the Agent may, with the consent of the Required Lenders, and shall, upon the request and direction of the Required Lenders, by written notice to the Borrower take any of the following actions without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:
     (i) Termination of Commitments. Declare the Commitments and the obligation of the Issuing Bank to issue any Letter of Credit to be terminated whereupon the Commitments and such obligation of the Issuing Bank to issue any Letter of Credit shall be immediately terminated.
     (ii) Acceleration of Loans and Letters of Credit. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by the Credit Parties to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
     (iii) Cash Collateralize Letters of Credit. Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(e), it will immediately pay) to the Issuing Lender additional cash, to be held by the Issuing Lender, for the benefit of the Lenders, in a cash collateral account as security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.
     (iv) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights of set-off.
     (v) Cash Collateral. Liquidate the Cash Collateral and apply the proceeds thereof to repay the Term Loans then outstanding.
Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then the Commitments and the obligation of the Issuing Bank to issue any Letter of Credit shall automatically terminate and all Loans, all reimbursement obligations under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders and the Agent hereunder shall immediately become due and payable without the giving of any notice or other action by the Agent or the Lenders.
Notwithstanding the fact that enforcement powers reside primarily with the Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.
     9.3 Allocation of Payments After Event of Default.
     Notwithstanding any other provision of this Credit Agreement, after the occurrence of an Event of Default, all amounts collected or received by the Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:
     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Agent and the Lenders in connection with enforcing the rights of the Lenders under the Credit Documents, pro rata as set forth below;
     SECOND, to payment of any fees owed to the Agent, or any Lender, pro rata as set forth below;
     THIRD, to the payment of all accrued interest payable to the Lenders hereunder, pro rata as set forth below;
     FOURTH, to the payment of the outstanding principal amount of the Loans and to the payment or cash collateralization of the outstanding LOC Obligations, pro rata, as set forth below;
     FIFTH, to all other obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and
     SIXTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus;
     provided, that all amounts collected from the proceeds of Cash Collateral shall be used to repay the Term Loans.
In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender bears to the aggregate then outstanding Loans and LOC Obligations), of amounts available to be applied; and (c) to the extent that any amounts available for distribution pursuant to clause “FOURTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (i) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (ii) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FOURTH”, “FIFTH” and “SIXTH” above in the manner provided in this Section 9.3.

SECTION 10.
AGENCY PROVISIONS
     10.1 Appointment.
     Each Lender hereby designates and appoints Wachovia Bank, National Association, as agent of such Lender to act as specified herein and the other Credit Documents, and each such Lender hereby authorizes the Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Agent. The provisions of this Section are solely for the benefit of the Agent and the Lenders and no Credit Party shall have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party. All institutions acting as a Co-Syndication Agent or Co-Documentation Agent hereunder shall have no obligations in such capacity under the Credit Documents.
     10.2 Delegation of Duties.
     The Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible to the Lenders for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
     10.3 Exculpatory Provisions.
     Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Credit Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Lenders or by or on behalf of any Credit Party to the Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of any Credit Party. The Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders.
     10.4 Reliance on Communications.
     The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties, independent accountants and other experts selected by the Agent with reasonable care). The Agent may deem and treat the Lenders as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent in accordance with Section 11.3(b). The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 11.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).
     10.5 Notice of Default.
     The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.
     10.6 Non-Reliance on Agent and Other Lenders.
     Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent or any Affiliate thereof hereinafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and made its own decision to make its Extensions of Credit hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Credit Parties which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
     10.7 Indemnification.
     Each Lender agrees to indemnify the Agent (including for purposes of this Section 10.7 the Agent in its capacity as Issuing Lender) in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to its Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment in full of the Credit Parties Obligations) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 10.7 shall survive the payment of the Obligations and all other amounts payable hereunder and under the other Credit Documents and the termination of the Commitments.
     10.8 Agent in Its Individual Capacity.
     The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with a Credit Party as though the Agent were not Agent hereunder. With respect to the Loans made, Letters of Credit issued and all Obligations owing to it, the Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.
     10.9 Successor Agent.
     The Agent may, at any time, resign upon 30 days written notice to the Lenders and the Borrower. Upon any such resignation, the Borrower with the consent of the Required Lenders (such consent of the Required Lenders not to be unreasonably withheld or delayed) shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the notice of resignation, then the retiring Agent shall select a successor Agent provided such successor is a Lender hereunder or qualifies as an Eligible Assignee (or if no Eligible Assignee shall have been so appointed by the retiring Agent and shall have accepted such appointment, then the Lenders shall perform all obligations of the retiring Agent hereunder until such time, if any, as a successor Agent shall have been appointed and shall have accepted such appointment as provided for above). Upon the acceptance of any appointment as Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent, as appropriate, under this Credit Agreement and the other Credit Documents and the provisions of this Section 10.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement.

SECTION 11.
MISCELLANEOUS
     11.1 Notices.
(a) Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device), (iii) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 11.1, or at such other address as such party may specify by written notice to the other parties hereto.
     (b) Notwithstanding anything herein to the contrary, notices and other communications to the Agent, the Lenders and the Credit Parties, may be delivered or furnished by electronic communication (including email, Internet or intranet website) pursuant to procedures approved by the Agent; provided that the certificate required to be delivered by Section 7.1(d) must be delivered in original form.
     11.2 Right of Set-Off.
     In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto.
     11.3 Benefit of Agreement.
     (a) Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, that the Borrower may not assign and transfer any of its interests without the prior written consent of the Lenders; and provided, further, that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth below in this Section 11.3.
     (b) Assignments. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Loans, its Notes, its LOC Obligations and its Commitment); provided, however, that:

     (i) each such assignment shall be to an Eligible Assignee;
     (ii) all assignments of the Term Loans or the Original Revolving Committed Amount must be pro rata among such Lender’s Commitment with respect to the Term Loans and Original Revolving Committed Amount.
     (iii) except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Credit Agreement, any such partial assignment shall be in an amount at least equal to $10,000,000 (or, if less, the remaining amount of the Commitment (which for this purpose includes Loans and LOC Obligations) being assigned by such Lender) and an integral multiple of $1,000,000 in excess thereof; and
     (iv) the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment Agreement in substantially the form of Exhibit 11.3(b), together with a processing fee from the assignor of $3,500.
     Upon execution, delivery, and acceptance of such Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights (except those rights hereunder which by their terms expressly survive) and be released from its obligations under this Credit Agreement. Upon the consummation of any assignment pursuant to this Section 11.3(b), the assignor, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of taxes in accordance with Section 4.4.
     By executing and delivering an assignment agreement in accordance with this Section 11.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim created by such assigning Lender and the assignee warrants that it is an Eligible Assignee; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (C) such assigning Lender and such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (D) such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (E) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Credit Documents; (F) such assignee appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a Lender.
     (c) Register. The Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (d) Acceptance. Upon its receipt of an Assignment Agreement executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Agent shall, if such Assignment Agreement has been completed and is in substantially the form of Exhibit 11.3(b) hereto, (i) accept such Assignment Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.
     (e) Participations. Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Credit Agreement (including all or a portion of its Commitment, its Notes, its LOC Obligations and its Loans); provided, however, that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 4.1 through 4.4, inclusive, but shall not be entitled to receive any amount greater than such Lender would have been able to receive, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans, its Notes and its LOC Obligations and to approve any amendment, modification, or waiver of any provision of this Credit Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes, or extending its Commitment).
     (f) Nonrestricted Assignments. Notwithstanding any other provision set forth in this Credit Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.
     (g) Information. Subject to Section 11.17, any Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).
     11.4 No Waiver; Remedies Cumulative.
     No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.
     11.5 Payment of Expenses, etc.
     The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses of the Agent in connection with (A) the negotiation, preparation, execution and delivery, syndication and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of counsel to the Agent) and (B) any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Credit Agreement, (ii) pay all reasonable out-of-pocket costs and expenses of the Agent and each Lender in connection with (A) enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Agent and each of the Lenders (including the allocated cost of internal counsel)) and (B) any bankruptcy or insolvency proceeding of the Borrower and (iii) indemnify the Agent and each Lender, their respective Affiliates and the respective officers, directors, employees, representatives and agents of the foregoing from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Agent or any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel and settlement costs incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).
     11.6 Amendments, Waivers and Consents.
     Neither this Credit Agreement, nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Borrower (and if the rights or duties of the Issuing Bank are affected thereby, by it); provided, that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender affected thereby:
     (a) extend the Maturity Date, or postpone or extend the time for any payment or prepayment of principal (except pursuant to
Section 3.3(b)) or the time of payment of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit;
     (b) reduce the rate or extend the time of payment of interest thereon or fees or other amounts payable hereunder;
     (c) reduce or waive the principal amount of any Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit;

     (d) increase or extend the Commitment of a Lender (it being understood and agreed that a waiver of any Default or Event of Default or a waiver of any mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);
     (e) consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Credit Documents or release the Borrower from its obligations under the Credit Documents;
     (f) amend, modify or waive any provision of this Section 11.6 or Section 3.6, 3.8, 5.2, 9.1(a), 11.2, 11.3 or 11.5;
     (g) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders;
     (h) release the Cash Collateral except as specifically permitted hereunder and by the Collateral Documents; or
     (i) release the Parent from its obligations under the Credit Documents or release all or substantially all of the other Guarantors from their obligations.
No provision of Section 10 may be amended or modified without the consent of the Agent.
No provision of Section 2.2 may be amended or modified without the consent of each Issuing Lender affected thereby.
No provision of Section 2.8 may be amended or modified without the consent of the Swingline Lender.
Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.
     11.7 Counterparts/Telecopy.
     This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts by telecopy shall be as effective as an original and shall constitute a representation that an original will be delivered.
     11.8 Headings.
     The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.
     11.9 Defaulting Lender.
     Each Lender understands and agrees that if such Lender is a Defaulting Lender then it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that (a) a Lender’s Commitment may not be increased without its consent whether or not it is a Defaulting Lender and (b) all other benefits and obligations under the Credit Documents shall apply to such Defaulting Lender.
     11.10 Survival of Indemnification and Representations and Warranties.
     All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit and the repayment of the Loans, LOC Obligations and other obligations and the termination of the Commitments hereunder.
     11.11 Governing Law; Venue.
     (a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York, or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.
     (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
     11.12 Waiver of Jury Trial; Waiver of Consequential Damages.
     EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. The Borrower agrees not to assert any claim against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated hereby or by the other Credit Documents.

     11.13 Severability.
     If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
     11.14 Further Assurances.
     The Borrower agrees, upon the request of the Agent, to promptly take such actions, as reasonably requested, as are necessary to carry out the intent of this Credit Agreement and the other Credit Documents.
     11.15 Entirety.
     This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.
     11.16 Binding Effect; Continuing Agreement.
     (a) This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 5.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower, the Agent and the Lenders, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and permitted assigns.
     (b) This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, LOC Obligations, interest, fees and other Obligations have been paid in full and all Commitments and Letters of Credit have been terminated. Upon such termination, the Borrower shall have no further obligations (other than those provisions that expressly survive the termination thereof) under the Credit Documents; provided, that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by the Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Agent or any Lender in connection therewith shall be deemed included as part of the Obligations.
     11.17 Confidentiality; USA PATRIOT Act.
     (a) The Agent and each Lender will keep any information delivered or made available by the Borrower pursuant to this Credit Agreement confidential from anyone other than persons employed or retained by the Agent or such Lender and its Affiliates who are engaged in evaluating, approving, structuring or administering this Credit Agreement; provided, that the Agent and the Lenders shall be entitled to disclose such information (a) to any other Lender or to the Agent, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority, (d) which had been publicly disclosed other than as a result of a disclosure by the Agent or any Lender prohibited by this Agreement, (e) in connection with any litigation to which the Agent, any Lender or its subsidiaries or parent may be a party, (f) to the extent necessary in connection with the exercise of any remedy under this Agreement, (g) to such Lender’s or Agent’s legal counsel and independent auditors and (h) subject to provisions substantially similar to this Section 11.17, to any actual or proposed participant or assignee.
     (b) Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
SECTION 12.
GUARANTY
     12.1 The Guaranty.
     Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Credit Facility Swap Contract or a Treasury Management Agreement with a Credit Party, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
     Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, Credit Facility Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Bankruptcy Code or any comparable provisions of any applicable state law.
     12.2 Obligations Unconditional.
     The obligations of the Guarantors under Section 12.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, Credit Facility Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against either the Borrower or any other Guarantor for amounts paid under this Section 12 until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
     (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
     (b) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Credit Facility Swap Contract or Treasury Management Agreement between Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents, such Credit Facility Swap Contracts or such Treasury Management Agreements shall be done or omitted;
     (c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Credit Facility Swap Contract or Treasury Management Agreement between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents, such Credit Facility Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
     (d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or
     (e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
     With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Credit Facility Swap Contract or any Treasury Management Agreement between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents, such Credit Facility Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.
     12.3 Reinstatement.
     The obligations of the Guarantors under this Section 12 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
     12.4 Certain Additional Waivers.
     Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the

Obligations, except through the exercise of rights of subrogation pursuant to Section 12.2 and through the exercise of rights of contribution pursuant to Section 12.6.
     12.5 Remedies.
     The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 12.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 12.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms hereof and of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.
     12.6 Rights of Contribution.
     The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Credit Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.
     12.7 Guarantee of Payment; Continuing Guarantee.
     The guarantee in this Section 12 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

     Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	DCP MIDSTREAM OPERATING, LP

	By:	DCP Midstream Operating, LLC its General Partner

	By:	DCP Midstream Partners, LP its Sole Member

	By:	DCP Midstream GP, LP its General Partner

	By:	DCP Midstream GP, LLC its General Partner

By:

Name:

Title:

GUARANTORS:	DCP MIDSTREAM PARTNERS, LP

	By:	DCP Midstream GP, LP its General Partner

	By:	DCP Midstream GP, LLC its General Partner

By:

Michael J. Bradley
President and Chief Executive Officer
[others]

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LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent and as a Lender
By:
Name:
Title:

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SUNTRUST BANK, as a Lender
By:
Name:
Title:

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